Exhibit 10.2

Franchise Agreement – Management Agreement

1. THIS AGREEMENT is made this 30th day of August 2007, by and between Clearpoint Business Resources, Inc and or its assigns located at 1600 Manor Drive, Suite 110, Chalfont, PA 18914 (hereinafter referred to as “Franchisor” or “ClearPoint”) and KOR Capital, LLC, located at 442 Genius Drive, Winter Park, FL 32789 (hereinafter referred to as “Franchisee” or “You”).

The Parties shall seek to enforce this Agreement as a Franchise Agreement and shall cooperate with each other and exercise their best efforts to secure any such required approvals, file any such registrations, or satisfy any such conditions expeditiously. In the event that the parties mutually determine that the formal relationship of Franchisor/Franchisee is not practical, the parties shall follow the specific terms and intent of the Agreement with ClearPoint as the Company and KOR Capital, LLC as the Service Manager for the Company.

2. CLEARPOINT BUSINESS RESOURCES OVERVIEW

ClearPoint Business Resources, Inc. is a leading Workforce Management Solutions provider to clients ranging from small businesses to Fortune 500 companies. Franchisor’s of franchisees and affiliates provide customized temporary staffing solutions with performance based deliverables, creating increased productivity. The Company’s services can streamline and optimize the complex processes involved in the procurement and management of a contingent workforce. ClearPoint’s proprietary suite of technology provides a cutting human capital portal that allows companies to manage their workforce in one click. This unique approach involving their specialized consultant teams puts the Franchisor at the forefront of the rapidly evolving Human Capital industry. For more information about ClearPoint, visit http://www.clear-point.com.

3. THE CLEARPOINT PROGRAM AND NETWORK

3(a) Clearpoint Business Resources has developed a unique and distinctive “Program” which includes the Client Files, Prospect Lists, Materials, Proprietary Marks, Domain Names, Copyrighted Works, Confidential Information, as well as certain tools, methods, operational procedures and techniques, proprietary and other third-party software applications, advertising materials, promotional programs, recordkeeping and reporting procedures, training, and knowledge. All components of the Program, existing today or developed by Franchisee or Franchisor during the term of this Agreement, constitute valuable trade secrets that are proprietary to Franchisor.

3(b) All components of the Program are provided to Franchisee for the establishment, development, operation and management of each franchise licensed under this Agreement.

3(c) The Program is the undisputed property of Franchisor, any component of the Program may be changed, improved, developed or discontinued by Franchisor from time to time, Franchisee must adhere to any changes to the Program.

3(d) Ownership of the Confidential Information by Franchisor is derived from the fact that all business generated during the operation of Franchisee is done under the Proprietary Marks, the Program, and the training designed and provided by Franchisor.

3(e) The value of the Program is enhanced by the “Network” which consists of all of the ClearPoint licensed franchisees and affiliates or offices owned directly by Franchisor. Franchisee may compete directly with any other franchisee, and any other Clearpoint Resources franchisee, affiliate or Franchisor owned office may compete directly with Franchisee, including the solicitation of Clients, Job-seekers, and Field Employees.

3(f) For the purposes of this Agreement, the Clearpoint Franchisee (the “Business”) is licensed for the purpose of providing full staffing employment services. Without limitation, those services include, career placements, contract staffing, temp-to-hire placements, and temporary assignments, as well as all other similar or related staffing products, services, or activities. The Franchisor is specifically precluded from providing employee leasing services and technology solutions. The parties hereby agree that such services are exclusively provided to Clients by Franchisor.

3(g) Any use of the Program, including the Confidential Information and the Proprietary Marks, other than for the operation of the Business, is a material breach of this Agreement.

4. AUTHORIZATION FOR PAY/BILL SERVICES BY CLEARPOINT

4(a) Authorization: The Franchisee relationship is primarily with Franchisor; however, certain duties and obligations contained in this Agreement will be performed by Franchisee. Franchisee must receive written approval of your plan to perform Payroll and Billings Operations under this Agreement. Franchisor authorizes ClearPoint’s Payroll and Billings Operations to perform these duties and obligations in accordance with the terms of this Agreement. Any changes to this plan must be pre approved by Franchisor. Generally, the role of Franchisor will be to fund, process, administer and maintain the accounting of the monies on behalf of the Franchisee (as detailed in Section 9), and employ Field Employees to be utilized by Franchisee.

4(b) Employment of Field Employees: Franchisee, Franchisor, and each “Client” (commonly identified as any individual or entity that uses, or desires to use, the services of Clearpoint) may under certain federal and state laws, contemporaneously incur certain employer responsibilities through their respective day-to-day activities and interaction with the Field Employee. These activities may result in the Co-employment of a Field Employee. “Co-employment” means the act of having direct contact with, or control of, a Field Employee. Therefore, as the facts and circumstances of each action performed by Franchisee, Franchisor, and/or the Client may warrant, each party may be required to undertake an employer’s legal duty to the Field Employee. Unless otherwise required by law, as a result of the affiliation with Franchisor, the Field Employee services provided through the Business shall be provided by individuals who are generally employees of Franchisee. In all circumstances, Franchisee shall be solely responsible for all taxes, wages, and benefits due Field Employees. Franchisee shall also be solely responsible to ensure compliance with all laws regarding employment and hiring of Field Employees. Franchisee agrees to indemnify and hold harmless Franchisor for any and all claims related to the employment of Field Employees. All Clients who receive services through the Business shall be Clients of Franchisor. Franchisor shall retain all right, title and interest in and to all Clients.

4(c) Reasons to Refuse Services: Franchisor reserves the right, in our sole discretion, to refuse to:

(1) Allow Franchisee to employ any individual referred by Franchisee as a Field Employee who does meet the qualifications and standards specified by Franchisor in the Materials or who does not meet Federal, state, or local minimum hiring requirements,

(2) allow Franchisee to dispatch a Field Employee to any job assignment due to any adverse economic or safety reasons, or any reason that would violate a Field Employee’s rights under federal law,

(3) provide Field Employees to a Client who has not made timely payments to Franchisor;

(4) enter into an agreement with a Client if the anticipated Gross Margin with respect to that agreement would not fairly compensate Franchisor for providing Franchisor related services; or

(5) at the sole discretion of the Franchisor, allow Franchisee to provide Field Employees to a Client if Franchisee fail to perform credit checks or if we deem a Client to be a high credit risk.

5. THE CLEARPOINT LICENSE RELATIONSHIP

5(a) Grant: In reliance on the representations, warrants, acknowledgements, promises and covenants Franchisee makes in this Agreement, Franchisor grants Franchisee a nonexclusive license to use the Clearpoint Property solely for the purpose of operating each Business identified in Attachment 2: Granted Territory. Franchisee has an exclusive license to all ClearPoint Property under the trademark “Advantage Services Group” or “ASG” in the granted territory. In turn, Franchisee accepts the rights and obligations contained in this Agreement and Franchisee agrees to comply with all terms and provisions contained in this Agreement.

5(b) Term: The initial term of this Agreement begins on the Effective Date and will not exceed 99 years. In addition, every ten years the Parties shall engage in the 10 Year Renewal Process set forth in Section 13.

5(c) Granted Territory and Minimum Performance Requirements:

(1) If the parties agreed to designate a “Granted Territory” (as detailed on Attachment 2), then Franchisee must establish Franchisee first Location within that Granted Territory. If the parties agree not to identify a Granted Territory, then Franchisee must establish Franchisee first Location at a site approved by Franchisor in accordance with subsection 6(b) below.

(2) The terms of this Agreement provide for operating multiple Business locations. During the term of this Agreement, if Franchisee desires to expand Franchisee existing operations, and Franchisee meets Franchisors then-current criteria to expand, Franchisor will determine whether or not the new location must be established within the Granted Territory or elsewhere.

(3) It is agreed by the parties that the grant of the Granted Territory rights is specifically conditional on Franchisee successful market penetration of the Granted Territory. It is understood that if during any given annual period during the term of this Agreement Franchisee fails to achieve the “Minimum Performance Requirements” set forth on Attachment 2, Franchisor will provide Franchisee with Franchisors written notice that Franchisor elect to either:

(i) give Franchisee the opportunity to pay Franchisor the amount equal to the shortfall between the Royalty payments actually paid by Franchisee and the then-required Minimum Performance Requirement figure thus enabling Franchisee to retain Franchisee rights to the Granted Territory, or

(ii) rescind your Granted Territory rights, at which time Franchisor is no longer restricted from establishing other ClearPoint businesses (whether franchised or company-owned) within the Granted Territory, regardless of proximity to any Business already established within the Granted Territory.

(3a) Further, except under the other specific circumstances described below, as long as You retain those rights, ClearPoint will not establish, or authorize any other party to establish a ASG or Advantage Services Group office within the Granted Territory. The parties acknowledge that physical ClearPoint offices exist in the Granted Territory and such offices primarily focus on transportation staffing and technical staffing. Franchisor will continue to develop business in the Granted Territory on behalf of Franchisee including:

(i) Clearpoint Acquisition: In the event Franchisor (whether directly or through Franchisor’s subsidiaries or affiliates) acquire a multi-location staffing business from an unrelated third-party that happens to have one or more locations within the Granted Territory, Franchisor shall seek to provide Franchisee the opportunity to purchase and operate one or more of the acquired businesses located within the Granted Territory.

(iii) Major Account Client: If during the term of this Agreement Franchisor initiates a major account program that requires servicing Clients located in the Granted Territory Franchisor shall offer Franchisee the opportunity to perform the services as required by the related Major Account agreement.

(4) Franchisor is not restricted from developing business within the Granted Territory if Franchisee does not retain Franchisee rights (or in those instances that apply to the exceptions above). Further, Franchisor is not restricted from establishing ClearPoint businesses (or other similar staffing businesses) outside the Granted Territory. Franchisor may establish such businesses under the Proprietary Marks or any other marks Franchisor designates. The established businesses may be operated or franchised by Franchisor from sites anywhere in the world, and regardless of proximity to a specific ClearPoint office.

5(d) Use of Franchisor Property: Franchisee is hereby licensed to use the Clearpoint Property solely in accordance with this Agreement and in the manner prescribed by Franchisor either in the Materials or by Franchisors written instructions to Franchisee. Franchisor may change, modify, develop, or discontinue components of the Clearpoint Property from time to time. The “Clearpoint Property” includes the following:

(1) The Program.

(2) The “Proprietary Marks” including the service marks CLEARPOINT , CLEARPOINTSEARCH, the descriptive phrases CLEARPOINT RESOURCES, CLEARPOINT Technical Services and CLEARPOINT Information Services, and such other trade names, trademarks, and service marks as Franchisor may designate (or substitute) for Franchisee use in connection with the operation of the Business.

(3) The “Domain Names” including the Internet domain name www.clear-point.com (and all other Domain Names registered by Franchisor or Franchisor’s affiliates) and any other domain names that may be utilized by Franchisor. Franchisee must use the Domain Names in conjunction with the identifier Franchisor assign to Franchisee.

(4) The “Materials”, (whether written or electronic) include without limitation manuals, written directives and policy statements, Copyrighted Works, forms, reports, audio or video tapes, all virtual classroom programs, forms of electronic storage media, software applications and Internet web pages (whether owned or licensed by Franchisor). Franchisor may, at Franchisors sole option, modify the Materials from time to time, and Franchisee must adhere to such changes.

(5) The “Copyrighted Works”, includes all Materials containing the copyright identification CLEARPOINT, as well as all other Materials entitled to the protection of the copyright laws.

(6) All Confidential Information owned, licensed or sublicensed by Franchisor or delivered to Franchisee in confidence, including information developed by the parties during the term of this Agreement.

(7) All “Service Files” which consist of any and all the information concerning any Client or potential Client, any job opening from a Client or potential Client, and resumes, applications, and any other related information concerning the following individuals:

(i) any “Job-seeker” who is generally identified as an applicant who seeks out Clearpoint Resources, with respect to self-employment, or temporary employment by others; and

(ii) any “Field Employee” who is generally identified as a Job-seeker who becomes a Field Employee at the time Franchisee sells his/her services to one or more Clients; and

(8) The goodwill associated with and symbolized by each component described in this subsection 5(d), and all improvements, enhancements, additions and modifications to any of them.

(9) All “accounts” resulting from the processing of Billings in accordance with Section 9 of this Agreement.

5(e) Ownership of the Clearpoint Property:

(1) Franchisor’s ownership of the Clearpoint Property is undisputed. Franchisee shall not contest the validity of Franchisors rights in the Clearpoint Property or take any action that would prejudice or interfere with the validity of Franchisors rights with respect to the Clearpoint Property.

(2) Except with regard to Franchisee right to use the Clearpoint Property in accordance with the terms and conditions of this Agreement nothing in this Agreement shall give Franchisee (or any related party to Franchisee) any rights, title, or interest in or to the Clearpoint Property.

(3) Any unauthorized use of the Clearpoint Property by Franchisee shall constitute an infringement of Franchisors rights in the Clearpoint Property and is a material default of this Agreement.

(4) Franchisee shall execute and provide to Franchisor all documents and information Franchisor reasonably request to fully vest and protect Franchisor’s right, title and interest in the Clearpoint Property.

5(f) Identifying the Program:

(1) Clearpoint reserves the right to issue specifications and guidelines as are reasonably necessary to preserve Franchisors rights in and to the Proprietary Marks and Domain Names. Franchisee must adhere to these specifications and guidelines.

(2) If the current Proprietary Marks or Domain Names can no longer be used Franchisor may discontinue, modify, substitute or add to the Proprietary Marks or Domain Names for the benefit of the Program. Upon Franchisee’s receipt of Franchisor’s written notice, Franchisee must, at Franchisee’s expense, comply with such change. Franchisee agrees to consistently adhere to Franchisor’s instructions concerning the use of the Proprietary Marks and Domain Names.

(3) Franchisor may inspect Franchisee operations from time to time and will advise Franchisee of any deficiencies concerning Franchisee non-compliance with the Program identification at the Business. Upon notification of such deficiencies, Franchisee must conform Franchisee operations accordingly. Franchisee’s failure to comply with Franchisors instructions is a material breach of this Agreement.

5(g) Identification for Advertising and Marketing Purposes: Franchisee must identify itself as a Clearpoint franchisee as Franchisor prescribed or approved by Franchisor. Franchisee may not use the Proprietary Marks with any prefix, suffix, or additional words, symbols, marks, or punctuation that have not been approved by Franchisor. If the law requires different or additional identification, Franchisee may use the Proprietary Marks only with modifications that Franchisor designates in writing to Franchisee. Franchisee may not use any corporate, partnership, fictitious, trade, domain or other name without Franchisors prior written approval.

5(h) Identification as an Independent Contractor.

(1) This Agreement does not create a fiduciary relationship between Franchisee and Franchisor. Nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

(2) Franchisee must hold itself out to the public as an independent contractor operating according to a franchise license from Franchisor. Franchisee must exhibit a notice in a conspicuous place at each Business to inform the public that Franchisee is operating independently as a franchisee of ClearPoint. Franchisor reserves the right to specify in the Materials the content and form of Franchisee notice.

(3) nothing in this Agreement authorizes Franchisee to enter into any contract, agreement, lease, warranty or representation by using Franchisors name, except as a doing business as (d/b/a) identifier (for example, John Doe Corporation, dba Clearpoint Resources). Franchisee can not legally bind Franchisor to incur any debt or obligations, and Franchisor shall not assume any liability, or be deemed liable under this Agreement as a result of any action by Franchisee to attempt to do so. Franchisee may not execute any written agreement with a Client that imposes an indemnification of any nature by Franchisor. Should Franchisee enter into any such agreement, the agreement shall be void against Franchisor and will constitute an event of default under this Agreement,

(4) Franchisor shall not be liable for any act or omission by Franchisee in operating the Business or for any claim or judgment arising from such acts or omissions.

5(i) Associated Goodwill: Any and all goodwill associated with, and identified by, the Proprietary Marks and Domain Names (including goodwill arising from Franchisee use of them) inures directly and exclusively to Franchisors benefit and is Franchisors property. Upon expiration (without renewal) or termination of this Agreement, no monetary amount shall be attributable to the goodwill associated with Franchisee use of the Clearpoint Property, or Franchisee activities under the Program.

5(j) Future Development of the Clearpoint Property: Any improvements, enhancements, advertising or public relations programs, marks, domain names, inventions, or modifications of the Clearpoint Property developed or adopted by Franchisee during the term of this Agreement (even if not authorized by Franchisor) which relates in any way to the operation of the Business, shall be Franchisors exclusive property. Franchisee hereby disclaims any right, title or interest therein. Franchisee must immediately disclose to Franchisor any such future development designed by Franchisee. If Franchisor, at Franchisors expense, elects to file for patent, copyright, domain name registration or similar protection concerning the future development, Franchisee must execute the documents and provide Franchisor with any information Franchisor may reasonably request in order to perfect the filing.

5(k) Services Rendered: Any services Franchisee renders using the ClearPoint Property must conform to the standards of quality specified or approved by Franchisor.

5(l) Internet Services: As long as Franchisor provides an Internet presence for Franchisee, Franchisee may not independently establish an Internet presence in any manner. However, should Franchisor cease to provide Franchisee with Internet service, upon obtaining Franchisor’s prior written consent, Franchisee may do so.

5(m) notice of Legal Action and Indemnification:

(1) YOU AGREE, AT ALL TIMES AND AT YOUR EXPENSE, TO DEFEND, INDEMNIFY AND HOLD HARMLESS US, OUR AFFILIATES, SUBSIDIARIES, SUCCESSORS, ASSIGNS, AND DESIGNEES, AND THEIR RESPECTIVE MANAGERS, MEMBERS, OFFICERS, AGENTS, AND REPRESENTATIVES (COLLECTIVELY REFERRED TO AS THE “INDEMNITEES”) FROM ALL LOSSES AND EXPENSES INCURRED IN CONNECTION WITH ANY ACTION, SUIT, ALTERNATIVE DISPUTE RESOLUTION, ARBITRATION, PROCEEDING, CLAIM, DEMAND, INVESTIGATION, FORMAL OR INFORMAL INQUIRY, OR ANY SETTLEMENT THEREOF (COLLECTIVELY REFERRED TO AS “ACTION”) WHICH ARISES OUT OF OR IS BASED UPON YOUR OWNERSHIP OR OPERATION OF THE BUSINESS, INCLUDING CLAIMS RELATED TO THE EMPLOYMENT OF YOUR STAFF EMPLOYEES. THIS OBLIGATION TO INDEMNIFY AND DEFEND US SHALL APPLY EVEN IN THE EVENT OF THE NEGLIGENCE OF OR CLAIM OF NEGLIGENCE AGAINST INDEMNITEES.

(2) SPECIFICALLY EXCLUDED FROM THE INDEMNITY GIVEN ABOVE IS ANY LIABILITY ARISING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF INDEMNITEES (EXCEPT TO THE EXTENT THAT SUCH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IS ATTRIBUTED OR IMPUTED BY REASON OF ANY ACT OR OMISSION BY YOU).

(3) For the purpose of this Agreement the term “losses and expenses” shall, without limitation include, all losses, compensatory, exemplary or punitive damages, fines, charges, costs, expenses, lost profits, attorneys’ fees, experts’ fees, court costs, settlement amounts, judgments, arbitration awards, compensation for damages to Franchisors reputation and goodwill, costs of or resulting from delays, financing, costs of advertising material and media time or space, including costs of changing, substituting or replacing same, and all expenses for recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described.

(4) As soon as Franchisee are aware of any Action Franchisee must immediately give Franchisor notice of such Action. At Franchisee expense and risk, Indemnitees may elect to assume the defense of any Action; however, under no circumstance are Indemnitees obligated to undertake the defense of any Action. Such an undertaking by Indemnitees shall in no manner diminish Franchisee obligation to indemnify Indemnitees and to hold them harmless. Franchisee acknowledge that Franchisee have no authority to accept any service of process on behalf of any of the lndemnitees.

(5) Franchisor may, at any time and with such notice as Franchisor deems appropriate, offer, order, consent or agree to settlements or take such other remedial or corrective actions Franchisor deems expedient with respect to any Action if, in Franchisors sole judgment, there are reasonable grounds to believe that any of the acts or circumstances enumerated in this subsection 5(m) have occurred, or that any act, error, or omission of Yours may result directly or indirectly in damage, injury or harm to any person or any property. All losses and expenses incurred under this subsection 5(m) shall be chargeable to and paid by Franchisee regardless of any action, activity or defense undertaken by any Indemnitees or the subsequent success or failure of such actions, activity or defense.

(6) Indemnitees do not assume any liability whatsoever for acts, errors, or omissions of those with whom Franchisee may contract, regardless of the purpose. Franchisee shall hold harmless and indemnify Indemnitees for all losses and expenses that may arise out of any acts, errors or omissions regarding such third parties.

(7) Under no circumstances shall Indemnitees be required or obligated to seek recovery from third parties or otherwise mitigate their losses in order to maintain a claim against Franchisee. The failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable by Indemnitees from Franchisee.

(8) Provisions of this subsection 5(m) shall continue in effect after the expiration or termination of this Agreement for any and all Actions that accrued during the term of this Agreement.

5(n) Infringement and Franchisor’s Related indemnification:

(1) Should Franchisee become aware that a suspected unauthorized third party is using the Proprietary Marks (or any variant thereof), Franchisee must immediately notify Franchisor of the facts relating to the alleged infringement. Upon receipt of Franchisee notice, Franchisor shall, in Franchisor’s sole discretion, determine whether or not Franchisor will take any action concerning the alleged infringement. Franchisee shall have no right to make any demand or prosecute any claim related to such infringement.

(2) Franchisee must notify Franchisor immediately of any claim against Franchisee alleging that Franchisee use of the Proprietary Marks constitutes an infringement of someone else’s rights. So long as Franchisee have complied with the Program, Franchisor agrees to indemnify and hold Franchisee harmless against any liability assessed against Franchisee in favor of the claimant, including Franchisee reasonable costs of defending the claim. Franchisor will not be liable for any other damages, costs, expenses or for any loss of profits or business opportunities or incidental or consequential damages of any kind relating to any such claim. Franchisor reserve the right to defend, compromise and settle any such action and if Franchisor do undertake Franchisee defense, Franchisor will not be responsible for the cost of any independent counsel Franchisee retain. Franchisor shall have no obligation to defend or indemnify Franchisee pursuant to this subsection 5(n) if the claim, suit or demand against Franchisee arises out of or relates to Franchisee use of the Proprietary Marks in violation of the terms of this Agreement.

7. TRADE SECRET/CONFIDENTIAL INFORMATION

7(a) Trade Secret: The Confidential Information is not a matter of common knowledge in the trade, is generally not available except through time consuming and costly processes, and gives Franchisee and Franchisor an advantage over other staffing businesses. Therefore, Franchisee acknowledges and agrees that the Confidential Information, whether currently in existence or hereafter acquired, constitutes a trade secret of ClearPoint.

7(b) Confidential Information: The following information, without limitation, constitutes the “Confidential Information”:

(1) the Clearpoint Property, the Materials; the Program, Service Files content, Field Employee and/or Staff Employee information obtained through the operation of the Business (whether past, present or prospective);

(2) any information regarding any individual who has a reasonable expectation of privacy and/or which was disclosed to Franchisee, the Client, the Business and/or Franchisor in confidence;

(3) any additional information regarding any Client, including, but not limited to, personal information on the various contact persons, contact telephone numbers, personnel needs, fringe benefits, hiring practices, time lines and budgets, policies, goals and plans, usage of Field Employees, Client pricing for various services and types of Field Employees, fees, profit margins, credit history, existing or prospective Job-orders and Client agreements and all other dealings with Franchisee, the Business and/or Franchisor,

(4) any information regarding Franchisee business operations and practices under the Program, including pricing and cost codes, marketing techniques, strategic business plans and market research studies, promotional ideas, operating reports, placement registers, and accounts receivable;

(5) any information, including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, for which reasonable efforts are used to maintain its secrecy, and which is not generally known to the public or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and

(6) any other information known by Franchisee or used in the Business that could give Franchisee an advantage over competitors that is not disclosed to the public by Franchisor or that is not generally known to the public.

7(c) Non-Disclosure of Confidential Information: Franchisee and Franchisee Principal Owners acknowledge that any use of the Confidential Information other than for the operation of the Business is a material breach of this Agreement and constitutes an unfair business practice. Franchisee agrees that during the term of this Agreement, Franchisee will institute thorough and effective measures to protect and preserve the confidentiality of the Confidential information. Franchisee agrees that Franchisee will not (1) disclose the contents of the Confidential Information to unauthorized persons; (2) allow any written Confidential Information to leave the Location; (3) copy or use the Confidential Information for any purpose other than as permitted by this Agreement; or (4) disclose, use or misappropriate the Confidential Information. Franchisee further agrees to adhere to these terms after the expiration (without renewal) or termination of this Agreement.

7(d) Protection of Confidential Information:

(1) Franchisee will require Franchisee Manager, Staff Employees and/or agents or other third parties who will have access to the Confidential Information to execute a “Confidentiality Agreement” in the same form as Attachment 4 to this Agreement. Franchisee must advise such persons that the Confidentiality Agreement contains covenants against unfair trade practices and that execution of the Confidentiality Agreement is a prior condition of employment and/or association with Franchisee.

(2) All officers, directors, spouses, and other third parties Franchisor designates who are not required by Franchisor to execute this Agreement but whom Franchisor have a reasonable expectation will have access to Confidential Information must execute a Confidentiality Agreement.

(3) Franchisee must forward a copy of each executed Confidentiality Agreement to Franchisor for Franchisors records. Franchisee and Franchisee Principal Owners may not reveal any Confidential Information to any individual in the absence of a written obligation from such person not to misuse or disclose the Confidential Information, Franchisee agrees to consistently and uniformly enforce the Confidentiality Agreement.

8. OPERATION OF THE BUSINESS

8(a) Compliance With Law and Program: Franchisee must strictly follow the Program and comply with all applicable federal, state and local laws, regulations, ordinances, codes, and guidelines.

8(b) Initial Marketing Campaign: Within the first 90 days following the opening of the Business, Franchisee must, at Franchisee cost, conduct an aggressive initial marketing campaign to promote the entrance of the Business into the local market. Franchisor will provide Franchisee with the basic components of advertising and promotional materials to assist Franchisee in this endeavor. If Franchisee desires to use Franchisee own materials Franchisee may do so after obtaining Franchisors written consent.

8(c) Treatment of Personnel: With respect to the operation of each Business, Franchisee agrees to take all steps necessary to ensure that all Job-seekers, Field Employees, and Staff Employees are treated fairly, equally, and with dignity and respect, as required under the Materials and under applicable laws prohibiting discrimination and harassment, or any other illegal basis concerning the hiring, compensation, supervision, safety, training, discharge, dispatching, or referral for placement of such persons.

8(d) Required insurance:

(1) Except for the insurance Franchisor charges to Franchisee through our processing billing group concerning the Field Employees and the services provided through the Business; Franchisee must procure and maintain the following coverage as required by the Materials: (i) crime/fidelity bond, (Ii) commercial general liability, (ill) worker’s compensation, (iv) errors and omission, (v) employment practices liability, (vi) medical malpractice liability (if Franchisee Intend to provide certain medical services), (vii) professional liability (if Franchisee intend to provide certain professional services) and (viii) any other insurance Franchisor deem necessary (collectively the “Insurance”) to protect Franchisee and the Indemnitees against any demand or claim with respect to personal injury, death or property damage, as well as any loss, liability or expense arising or occurring in connection with the Business.

(2) The deductible on any Insurance policy may not exceed $2,500 without Franchisors prior written approval, The Insurance shall be underwritten by insurance companies holding a Best’s Rating of not less than B+; Class VI, and shall be in forms acceptable to Franchisor, The insurance provider must name Franchisor as an additional insured, and the coverage must conform to the minimum amounts and special provisions described in the Materials. Franchisor may modify these insurance requirements from time to time to meet current industry needs and/or governmental regulations, and Franchisee must comply with such change.

(3) At least 30 days prior to opening the. Business, Franchisee shall provide to Franchisor a certificate of insurance or other documents required by the Materials evidencing the required coverage. Franchisee must provide Franchisor with a new certificate of insurance every year at least 30 days prior to the expiration of any required coverage. All Insurance shall expressly provide for no less than 30 days’ advance written notice to Franchisor to inform Franchisor of any event of a material alteration to the Insurance, or cancellation of the insurance.

(4) Should Franchisee, for any reason, fail to procure or maintain the Insurance, Franchisor has the right and authority (however not the obligation) to immediately procure the Insurance. Franchisor will charge Franchisors related costs to Franchisee, together with Franchisors reasonable incurred expenses and may deduct them from Franchisee Distribution Account. If Franchisee Distribution Account has a negative balance, upon receipt of Franchisors notice to Franchisee, Franchisee shall immediately reimburse Franchisor for Franchisors costs, These remedies shall be in addition to any other remedies Franchisor may have at law or in equity.

(5) If you elect to enter into an arrangement to lease Franchisee Staff Employees, Franchisee are responsible for obtaining a certificate of insurance from the leasing company evidencing the same level of coverage as would be held by Franchisee if Franchisee did not lease Franchisee Staff Employees. The leasing company must also provide an indemnification of the Indemnitees.

(7) The insurance shall include a waiver of subrogation in favor of Franchisor, and Franchisors affiliates and subsidiaries. All public liability and property damage policies shall contain a provision that Franchisor, Franchisors agents, or Field Employees, are entitled to recover any loss by reason of Franchisee negligence or the negligence of Franchisee agents, Franchisee Staff Employees, or other Field Employees.

8(e) Insurance Programs: Although not required to do so, Franchisor may establish programs for the Network for any type of insurance coverage required at any time for the Business. If Franchisor does establish such programs, Franchisor may, in Franchisors sole discretion, require Franchisee to enroll and participate in the programs.

8(f) Full Time Management: Franchisee shall at all times have the Business managed by a Manager (whether a Principal Owner or otherwise) who will maintain a presence at the Location and who will devote full time, energy, and best efforts to the management, promotion, and growth of the Business.

8(g) Submission of Reports: Franchisee shall, at Franchisee expense, provide to Franchisor all documents and information Franchisor deem necessary to implement and maintain this Agreement. With respect to each Location developed under this Agreement, Franchisee must submit to Franchisor the marketing, financial and/or other designated reports Franchisor requires. Such information must be submitted in the manner, form, time frame and content prescribed by Franchisor in the Materials. Franchisor has the right to electronically collect this information and/or in turn, require Franchisee to submit this information electronically to Franchisor.

8(h) No Other Business Conducted at Location: Franchisee must ensure that no business other than the Business is conducted at the Location. Franchisee may not allow the impression of a physical or operational connection with any other business.

8(i) Compliance with Materials: Franchisee shall, at Franchisee’s expense, comply with the standards and requirements stated in the Materials (as modified from time to time), including without limitation:

(1) utilization of new technology in the operation of the Business,

(2) office decor, furniture, fixtures, electronic, mechanical and communications equipment, business forms, and advertising materials from the sources Franchisor designate,

(3) use of motivation and recognition programs, annual planning sessions, and format marketing plans, including a grand opening campaign for each Business licensed under this Agreement,

(4) levels and type of Staff Employees necessary to properly penetrate the market and grow market share, and the use of Staff Employee Confidential Agreements, training and improvement programs,

(5) treatment of Job-seekers and the hiring and dispatching of Field Employees, and

(6) compliance with national programs, such as Client satisfaction guarantees, special hours incentive pay, holiday pay, vacation pay, referral payments, and Co-op Splits.

8(j) Modernization: Except for the 12 month period immediately prior to the Scheduled Expiration Date, Franchisor may, during the term of this Agreement, require Franchisee to modernize, at Franchisee expense, all or part of Franchisee Business operations (including the assets at each Location) for the purpose of complying with Franchisors then-current electronic hardware, software, and/or Internet standards and specifications, If any component of the up-dated modernization requires additional training, Franchisor will identify the individual(s) required to attend such training, and Franchisee will, at Franchisee cost, insure that they attend the required training.

9. DISTRIBUTION ACCOUNT AND PROCESSING.

9(a) Distribution Account: Franchisor’s processing billing group will maintain Franchisee “Distribution Account”, which includes without limitation the administration of Credits and Charges related to the Business in accordance with the Materials and the summary provided below. The Franchisee shall have capital availability equal to 85% of the eligible Temporary Help Billings generated by the Franchisee. Eligible Temporary Staffing Billings shall be defined as all Temporary Help Billings less than 60 days old, provided that such Billings have the required back up and are not disputed by Client. KOR shall receive weekly funding equal to 50% of all receivables that are between 60 and 90 days old. FRANCHISOR may charge interest for the funding of such past due accounts at the rate of one percent per month. KOR shall not receive any advances for receivables that are greater than 90 days old.

In the event that any of the Accounts Receivable become uncollectible at any time or remains uncollected for more than ninety (90) days after the invoice date, Franchisor has the option at such time to sell such accounts receivable to KOR. The purchase shall be self effectuating without any formal purchase agreement, and FRANCHISOR shall advise the KOR of the Accounts Receivable being assigned and sold and shall be entitled to immediate payment by the KOR of the amount of that assigned receivable. FRANCHISOR shall have the right to offset any funds due and unpaid from the KOR against collections of the Accounts Receivable.

Franchisee is not entitled to any distribution payments on Billings processed after termination or expiration (without renewal) of this Agreement. Franchisee understands and agrees that Franchisee is financially responsible for all Charges, each of which will be deducted from the Distribution Account. The following summary of typical Credits (denoted with a “+”) and Charges (denoted with a”-”) is provided far demonstrative purposes:

Typical Items Credited to the Distribution Account include:
+ Career Billings	+ Expense Reimbursements	+ Temporary Help Billings
+ Conversion Fees	+ Miscellaneous Adjustments	+ temp-to-hire Billings
+ Credits	+ Miscellaneous Billings

Typical items charged to the Distribution Account include:
-Ad Fund contributions	-Co-op Splits	-Payroll
-Bad Debt Reserve	-Garnishments	-Payroll Costs
-Benefits	-Insurance Costs	-Royalties
-Chargebacks	-interest	-Unemployment Costs
-Client Refunds	-Miscellaneous Adjustments

(1) “Credits” include without limitation, Billings charged to Clients for Temporary Help Billings, Conversion Fees, Expense Reimbursements, temp-to-hire Billings, and Career Placement Billings as defined below:

(i) “Billings” individually and collectively refers to all charges to Clients which without limitation include:

(a) “Temporary Help Billings” means fees charged for (1) Field Employees and/or temporary contract workers services (whether on or off site from the Client’s premises), (2) payroll services, and (3) temporary outsourcing,

(b) “Conversion Fees” means the fees charged to the Client for the conversion of the Field Employee to the Client’s payroll or another staffing business;

(c) “Expense Reimbursement” means a Field Employee’s job related costs (I.e., meals, parking, travel allowances, supplies, equipment, mileage, and other similar or related items);

(d) “temp-to-hire Billings” means the fees charged for the placement of a Field Employee with the intent to become an employee of the Client at a later date;

(e) “Career Placement Billings” means the fees charged for (1) helping Job-seekers obtain long term employment or self-employment, (2) Field Employee and Job-seeker testing, training,. counseling and/or consulting services, (3) Client counseling and/or consulting services, (4) resume consultation, preparation, processing and distribution, (5) outsourcing, outplacement, or business opportunity services, (6) employment related software sales, (7) Client, Field Employee and/or Job-seeker promotional programs, (8) check cashing services for Clients, Field Employees and/or Job-seekers, (9) co-op activities, (10) employment related publications and/or book sales, and (11) all other similar or related products or services.

(2) “Charges” shall include amounts charged for:

(i) “Payroll” resulting from the Field Employees’ gross wages, including bonuses, commissions and any other form of compensation;

(ii) “Payroll Costs” for (a) federal withholding, FICA, and state withholding, (b) state unemployment and unemployment consulting fees, (c) local taxes of any type or kind, and (d) amounts allocated or charged by Franchisor for the unemployment claims experience of the Field Employees submitted by Franchisee for processing as well as the Program in general;

(iii) “Insurance Costs” resulting from expenses incurred by Franchisor for (a) obtaining commercial general liability, umbrella, errors and omissions, crime/bond, and employment practices liability insurance coverage or any other coverage Franchisor deem appropriate related to the Field Employees, (b) any retention assumed by Franchisor for worker’s compensation, (c) deductibles or defense costs, in connection with such policies or their administration, (d) obtaining insurance on Field Employees, including residual market loads and any fees or costs related to the number of claims and loss experience of the Field Employees submitted by Franchisee for processing, (e) the cost of administering and implementing the insurance program, including brokerage and consulting expenses, overhead, and travel expenses, (f) claims handling fees and legal fees related to such claims, (g) charges for misclassification of Field Employees for worker’s compensation reporting and charge purposes, and (h) taxes and any other related fees or costs;

(iv) Royalty payments due Franchisor with regard to Temporary Help Billings, temp-to-hire Billings, Career Placement Billings, Conversion Fees, and/or any related Receipts. For the purpose of this Agreement, “Receipts” means all money and other valuable consideration, including barter, received during or after the term of this Agreement by Franchisor, Franchisee, Franchisee Staff Employees, collection agents, or other assignees, as revenue generated by the operation of the Business. The parties further agree that any Receipt represented by consideration other than money shall be given their fair market value as Franchisor may reasonably determine;

(v) Ad Fund contributions due to the promotional fund established by Franchisor to promote the Network;

(vi) “Chargebacks” which include without limitation Billings that (a) are repudiated in whole or in part by a Client; (b) produce a negative Gross Margin; (c) remain unpaid for 67 days after the respective invoice date, (d) are uncollected at the time of termination or expiration (without renewal) of this Agreement, and (e) are the result of the additional amounts due if the Client is classified as a high credit risk or the Clients unpaid Billings exceed Franchisors credit limits;

(vii) “Interest” at the rate of 1% per month.

(viii) “Adjustments” include without limitation amounts charged to the Distribution Account for items such as (a) bank wire transfer fees, (b) overnight courier packages, (c) stop payment check charges, (d) manual check charges, (e) non-sufficient fund charges, (f) Payroll error adjustments, (g) UCC recording fees or other similar filing fees, (h) credit reports and other credit or collection services Franchisor deem appropriate, (i) other collection costs, (j) any adjustments to Payroll Costs, (k) Electronic Data Interchange “EDI”, (l) any special program offered by Franchisor in which Franchisee voluntarily participate, (m) garnishments, and (n) any other charges to the Distribution Account;

(ix) “Client Refunds” amounts related to service guarantees, billing errors, Client dissatisfaction, or items Franchisor may otherwise authorize by the Materials;

(x) “Co-op Splits” amounts related to Franchisee agreement to co-operate with other franchised or company-owned Clearpoint offices or other third-party personnel companies where the parties agree to a split of the Receipts for services provided cooperatively to Clients;

(xi) “Benefits” include without limitation amounts represented by salaries and charges to the Distribution Account for (a) disability insurance, (b) health insurance, (c) special hours incentive pay, (d) holiday pay, (e) vacation pay, (f) 401 k contributions, if applicable, and (g) any other benefits now or hereafter deemed mandatory or necessary by Franchisor;

(xii) “Unemployment Costs” resulting from prior unemployment claims during the applicable state law base period assumed by Franchisor including without limitation (a) Franchisors costs related to the number of claims and the loss experience for the Field Employees submitted by Franchisee for processing; (b) Franchisors cost of administering and implementing the merit Program, including consulting expenses and overhead, (c) claims handling fees and legal fees related to such claims; and (d) any other related fees or costs;

(xiii) “Bad Debt Reserve” is a reserve our Payroll and Billing Operations maintains in Franchisee Distribution Account that is intended to assist Franchisee in covering un-collectable accounts that have a very high potential of never being collected, such as in the event a Client files for bankruptcy protection. They will deduct .2% of the Temporary Help Billings collected weekly and hold in Franchisee Bad Debt Reserve. The Bad Debt Reserve will accrue over time to a maximum of 1.2% of Franchisee trailing 52 weeks of Billings. In addition, within 90 days following the expiration (without renewal) or termination of this Agreement Franchisor will remit to Franchisee the balance of Franchisee Bad Debt Reserve (minus the negative balance, if any, of Franchisee Distribution Account at that time);

(xiv) all safes taxes and any other taxes (other than Franchisors income taxes);

(xv) amounts related to Franchisee indemnification of the Indemnitees; and

(xvi) any other amounts due under this Agreement or any other agreement between Franchisor and/or Franchisors affiliates and Franchisee.

9(b) Distribution Account Balance: Each week, Franchisors Payroll and Billings Operations shall pay Franchisee the net positive amount reflected in the Distribution Account. However, should the Distribution Account reflect a net negative balance, they will notify Franchisee of the shortfall. Within 5 days following Franchisee receipt of Franchisors written notice, Franchisee agrees to pay the amount necessary to bring the Distribution Account to at least a zero balance. If Franchisee fails to do so, Franchisor may, at Franchisors option, report Franchisee failure to pay monies owed to all appropriate credit reporting agencies. In addition, if Franchisee continue to fail to pay, Franchisor may elect to terminate this Agreement.

9(c) Set-Off by Clearpoint. Franchisor may, at any time, set-off and make payment from the Distribution Account of any amounts (including penalties, interest, reasonable attorney’s fees and costs of collection) owed by Franchisee or Franchisee Principal Owners to Franchisor or Franchisors affiliates.

9(d) Transmission of Information; For each Location, Franchisee shall transmit all payroll/billing information, as well as any other operational or financial information required by Franchisor, in the form, manner and time frame as prescribed in the Materials. In turn, Franchisors Payroll and Billing Operations shall transmit information and funds to Franchisee as prescribed in the Materials.

9(e) Calculate the Distribution Funds due Franchisee, (1) process and pay garnishments as required by court order, and (2) perform other similar functions related to the processing of the Distribution Account.

9(f) Credit and Collections; Franchisee agrees to comply with Franchisors credit and collections policy provided below and as it may be modified from time to time:

(1) Franchisee shall ensure that Clients submit payments directly and promptly to Franchisor or Franchisors Payroll and Billing Operations. Franchisee agrees Franchisee will not interfere with such payments. Franchisor, in Franchisors sole discretion, may also contact Clients regarding the collection of their Billings. All collection costs directly related to Franchisee operation of the Business incurred by Franchisor, Internally or externally, shall be changed to Franchisee as an Adjustment to the Distribution Account.

(2) Franchisee agrees Franchisee will not deposit or cash any Receipts inadvertently received by Franchisee, but will immediately forward such Receipts to Franchisor. However, should Franchisee, Franchisee Manager or Staff Employees inadvertently accept such payment Franchisee shall promptly turn over such payments to Franchisor in the form received. Failure to immediately remit to Franchisor any Client payments that may come into Franchisee possession (including any amounts previously treated as Chargebacks), shall result in (i) the suspension of all further Distribution Account payments to Franchisee until Franchisor receives such payments, and (ii) Interest accrual from the date Franchisee received such payments until they are received by Franchisor. Such action shall be viewed as a conversion of Franchisors funds for which this Agreement and any other agreement with Franchisor and Franchisors affiliates may be immediately terminated. In addition, Franchisee and Franchisee Principal Owners may be subject to appropriate legal remedies which may include criminal prosecution.

(3) Franchisee hereby authorizes and grant to Franchisor the power to accept, endorse, and negotiate any Client payments made inadvertently or improperly to Franchisee, Franchisee agents, affiliates, or other persons associated with the Business.

(4) Franchisor may, at Franchisee expense, conduct credit checks on all proposed Clients. Franchisor shall reserve the right to conduct credit checks on proposed Clients and charge the Distribution Account accordingly. Each Client must be approved by Franchisor before Franchisee provides services to the Client.

9(g) Related Parties: Franchisee acknowledges that Franchisor has no obligation to pay Franchisee Staff Employee payroll, and therefore, Franchisee may not, utilize or attempt to utilize Franchisors payroll/billing services with respect to (1) processing payroll for Franchisee Staff Employees or (2) any Client in which Franchisee or any Principal Owner has a financial or equity interest of 5% or more.

9(h) Accurate Classification of Field Employees for Workers Compensation Insurance: Franchisee must classify each Field Employee in accordance with the Worker’s Compensation Insurance Code Listings prescribed by Franchisor. Misclassifications or excessive claims and loss experience can result in additional Adjustments to Franchisee Distribution Account. If the misclassification is the result of any willful or negligent act by Franchisee, Franchisee Principal Owners, or Staff Members, Franchisor may assess up to the first $50,000 in related worker’s compensation losses attributable to the injury of any misclassified Field Employee and charge Franchisee Distribution Account accordingly. In addition, Franchisor may, in Franchisors sole discretion, terminate this Agreement without an opportunity to cure.

9(i) Limitation of Liability: Except as expressly provided herein, and except for the indemnity and payment obligations-outlined in this Agreement, neither Franchisor nor Franchisors Payroll and Billing Operations shall be liable to Franchisee for any loss, damage, liability, claim or expense arising out of, or in relation to, the processing services described in this Agreement. Neither Franchisor nor Franchisors Payroll and Billing Operations shall be liable for any indirect, incidental, exemplary, punitive or other consequential damages, including, but not limited to damages for the loss of data, goodwill or profits.

10. FEES AND FINANCIAL OBLIGATIONS

10(a) Franchise Fee: Franchisee shall pay Franchisor the applicable franchise fee identified in Attachment 2 at the time Franchisee execute this Agreement. The initial franchise fee is nonrefundable.

10(b) Royalty:

(1) In partial consideration of the rights granted to Franchisee by Franchisor under this Agreement, Franchisee shall pay Franchisor a “Royalty” equal to 4.5% of all Temporary Help Billings and Conversion Fees. Franchisors Payroll and Billings Operations will deduct the Royalty weekly from the Distribution Account. However, with respect to Career Placement Billings and Conversion Fees you may elect one of the following options:

☐	Option 1: Franchisors Payroll and Billing Operations will deduct the applicable Royalty for Career Placement Billings and Conversion Fees is thirty percent (30%) as Receipts are collected, or

☐

Option 2: Franchisee is solely responsible for submitting each Career Placement Billings and Conversion Fees Royalty payment via wire transfer in order for Franchisor to receive each payment on or before the 10th day of the month following the month in which Receipts were collected.

10(d) Other Financial Obligations: No Right of Set-Off: Franchisee shall promptly pay any money due Franchisor or Franchisors subsidiaries, affiliates, or designees (including money owed under a separate promissory note, contract, or other obligation). Franchisee shall have no right to withhold or set-off any amounts owed under this Agreement (or any other agreement) for any reason.

10(e) Interest: Past due amounts shall accrue Interest.

10(f) Security Interest: As security for the advancement of monies to Franchisee and for the payment of fees and other amounts owed to Franchisor under this Agreement, Franchisee and Franchisee Principal Owners hereby convey to Franchisor a security interest in all present and later acquired interests in the Business, including contract rights, accounts receivable, fixed assets, general intangibles, and all cash or non-cash proceeds from the Business, as security for all Franchisee present and future obligations to Franchisor. Further, Franchisee and Franchisee Principal Owners shall execute one or more financing statements, continuation statements, amendments or other documents as Franchisor deem necessary. Franchisor have the right to assign Franchisors interest at any time upon notice to Franchisee.

11. RECORDKEEPING; REPORTING; AUDITS

11(a) Recordkeeping and Reporting: Franchisee shall provide Franchisor immediate access to any information (including information concerning any Principal Owner), regardless of who possesses it that relates in any way to the Business. Such access shall include access that allows Franchisor to electronically receive and/or collect such information. Franchisee agrees to timely prepare, preserve, and report full, complete, and accurate books, records, and accounts of the Business to Franchisor in accordance with generally accepted accounting principles (“GAAP”) and as instructed in the Materials.

11(b) Financial Audits: Franchisor, or Franchisors designated agent, have the right to enter the Business during any Business Day with or without prior notice to Franchisee in order to audit the books, records, and/or automation Programs used by Franchisee for the operation of the Business. Franchisee shall fully cooperate with the individuals conducting such audits. Ordinarily, Franchisor will pay Franchisors costs associated with the audit. However, Franchisee shall be obligated to immediately pay all costs and fees associated with the audit if: (i) Franchisee delays the time for the audit by more than 5 Business Days; (ii) Franchisee fails to cooperate with Franchisor or-Franchisors designated agent; (iii) Franchisee financial records require a substantial effort to be placed in a condition readily conducive to an audit; and/or (iv) the examination or audit reveals unreported Billings, Receipts or other delinquent financial liabilities to Franchisor that total more than $2,500. For purposes of this Agreement, “Business Day” means each day other than Sundays, Saturdays, and nationally recognized holidays.

11(c) Compliance Audits: Franchisor, or Franchisors designated agent, may from time to time perform an operational compliance audit of the Business. If such operational audit reveals that Franchisee have failed to comply with this Agreement, including the Materials, Franchisee shall be obligated to immediately pay all costs associated with the audit. The performance of such an audit as well as its findings or lack of findings in no way waives any of Franchisors rights under this Agreement. Should Franchisee fail 2 consecutive compliance audits, Franchisor-may, at Franchisors option, terminate this Agreement if Franchisee fails to cure the noted deficiencies.

11(d) Use of Information:

(1) Franchisor. may, as Franchisor deems appropriate or as required by law, use all financial and operational information that Franchisor obtains concerning the Business.

(2) Franchisee acknowledges that the Confidential information is owned by Franchisor. Though the information is owned by Franchisor, Franchisor agrees to provide certain assurances to Franchisee that Franchisor will not intentionally use, divulge or otherwise permit access to any confidential payroll/billing information (the “P/B Confidential Information”) pertaining to the Business operations with the intention of allowing the P/B Confidential Information to be used for any competitive purpose against Franchisee. However, from time to time, Franchisor may review the P/B Confidential

Information in order to avoid conflicts of interest between Franchisee and Franchisor during the bidding process and/or to prevent pricing errors. At the time the Franchise Agreement is terminated or expires without renewal, Franchisor is not restricted in how Franchisor chooses to use the P/B Confidential Information. Further, Franchisor is not restricted if Franchisee is adjudicated as bankrupt, insolvent or are found to be in breach for any other action described in subsection 15(b)(8). In addition, in the event of an emergency where Franchisee is unable to perform Franchisee duties to Clients and/or Field Employees, Franchisor may use the P/B Confidential Information.

12. OWNERSHIP STRUCTURE AND TRANSFER

12(a) Ownership Interest: “Ownership Interest” means any stock, limited liability company membership, partnership interest, or other direct or indirect beneficial interest or ownership in Franchisee, or Franchisee parent, subsidiary or other affiliated business entities. For example: If a shareholder owns 25% interest in a corporation that owns 50% interest in Franchisee, then that shareholder owns 12.5% Ownership Interest in Franchisee; making that shareholder a Principal Owner of Franchisee. Franchisee must at all times keep Franchisor informed of all Ownership Interest in Franchisee. Franchisee shall provide Franchisor copies of all organizational documents and other materials or statements that Franchisor may require in order to document Franchisee ownership structure throughout the term of this Agreement.

12(b) Ownership Structure: “Principal Ownee” means each individual or entity that has a 5% or more Ownership interest in Franchisee. Each Principal Owner must execute this Agreement and the applicable Guaranty attached hereto in the forms of Attachment 3.1 and/or Attachment 3.2. The identity of each Principal Owner is set forth in Attachment 5 to this Agreement as it may be amended from time to time. Franchisee and Franchisee Principal Owners agree that no one related to Franchisee shall have any Ownership Interest in any staffing business other than each the Business licensed under this Agreement. Notwithstanding anything to the contrary herein, this restriction shall not apply to a publicly-traded ownership interest of less than 1% in any one company traded on any securities exchange.

12(c) Ownership Transfer and/or Change in Control:

(1) “Ownership Transfer” means the transfer, sale, assignment, pledge or other encumbrance of all or a part of the assets of the Business or Ownership Interest in Franchisee. During the term of this Agreement, no Ownership interest may be transferred, sold, assigned or otherwise divested to any person or entity outside the Clearpoint Program. Franchisee must obtain Franchisors prior written consent to any Ownership Transfer.

(2) “Control” shall mean an Ownership Interest of 50% or more in Franchisee (or in some cases, less than 50% if Franchisor determines a Principal Owner with less than 50% Ownership Interest has substantial authority and/or power over Franchisee and/or Franchisee operation of the Business).

12(d) Transfer by Franchisee:

(1) The rights and duties set forth in this Agreement are personal to Franchisee and Franchisee Principal Owners. Franchisor granted Franchisee rights under this Agreement in reliance on Franchisee Principal Owners’ business skill, financial status and personal character. Franchisor has legitimate reasons to evaluate the qualifications of any potential new owner. Franchisor has the right to analyze the terms of the proposed purchase contract with Franchisee. Franchisor will investigate any potential owner’s qualifications, including whether sufficient financial resources are available to operate the Business and hear the burden of the purchase terms. Therefore, Franchisee and Franchisee Principal Owners acknowledge and agree that Franchisors contact with any potential owner is for the purpose of protecting Franchisors business interests and the integrity of the Program, and does not constitute improper or unlawful conduct and/or tortuous interference with Franchisee contractual or business relationships.

(2) No one may sell, assign, transfer, convey, pledge, mortgage, encumber, or give away, any direct or indirect Ownership Interest except as provided for in this Agreement. If any such action occurs by operation of law or otherwise that is not in accordance with the provisions of this Agreement, the transaction shall be null and void and shall constitute a material breach of this Agreement.

(3) In computing changes of Ownership Interest, limited partners will not be distinguished from general or managing partners. Franchisors judgment will be final if there is any question as to the definition of Ownership interest or as to the computation of Ownership Interest. The principal considerations in computing Ownership interest include: (i) total shares and control of voting stock, (ii) direct and indirect power to exercise control over Franchisee affairs; (iii) direct and indirect rights to share in Franchisee profits; and (iv) amounts directly or indirectly exposed to risk in Franchisee franchise business.

(4) Franchisee Principal Owners must collectively at all times retain 100% of the ownership shares of Franchisee Voting Stock. “Voting Stock” means restricted, non-registered, non-public shares held by Franchisee Principal Owners. Franchisee financial business representative shall certify annually to Franchisor that Franchisee is in compliance with the provisions of this subsection 12(d). Such certification shall be delivered to Franchisor along with Franchisee annual financial statements required in accordance with the Materials.

12(e) Conditions for Ownership Transfer:

(1) Franchisor may, in Franchisor’s sole discretion, require any or all of the following as conditions of Franchisor’s approval to any proposed transfer of Ownership Interest.

(i) Franchisee may not be in breach of this Agreement.

(ii) Franchisee must obtain Franchisors prior written consent to the transfer and Franchisors approval of the new owner(s).

(iii) Franchisee must provide Franchisor with a copy of any buy/sell agreement or other instrument of transfer, as well as any other information Franchisor requires to analyze the proposed purchase terms, at least 30 days prior to Franchisee proposed closing date.

(iv) Franchisee and the proposed new owner shall supply Franchisor, at Franchisee cost, with all information Franchisor requires to investigate the proposed new owner, including a personal interview at Franchisors corporate headquarters.

(v) If Franchisor determines, in Franchisors sole discretion, that training is required, Franchisor will designate the Principal Owner(s) and/or Manager who must attend and complete to Franchisors satisfaction Franchisors then-current initial training program. The training must be completed within the time frame Franchisor stipulates following the transfer.

(3) If the transfer results in a transfer of more than 51% Ownership interest or Change in Control, the new franchisee and its principals must enter into Franchisors then-current form of franchise agreement. Further the new franchisee must renovate, modernize and/or upgrade those items that we identify including but not limited to signage furniture, fixtures, equipment, computer hardware and/or software, to our then-current standards for new franchise locations. Such renovations, modernization and/or upgrades must be completed within 90 days following the date of transfer.

(4) Regardless of the total percentage of Ownership interest transferred, Franchisor requires the applicable parties to sign a mutual release, in a form satisfactory to Franchisor, at the time of transfer. in general, (except for post-termination covenants under this Agreement) the mutual release will provide for a release of any and all existing claims against either party and their respective affiliates, and the officers, directors, shareholders, partners, agents, managers, members, and representatives of each of them, in their corporate and individual capacities, including claims arising under this Agreement and under any law.

12(f) Right of First Refusal: Franchisor has the right to purchase Ownership Interest and/or the Business on substantially the same terms of any bona fide offer submitted to Franchisee. Franchisor will have 30 days following Franchisors receipt of Franchisee notice of the offer to make Franchisors decision. Franchisor has the right, in Franchisors sole discretion, to substitute cash for any other consideration offered and to pay the entire discounted present value of the purchase price at the time of closing. Any material change in the terms of the proposed offer prior to closing shall constitute a new offer subject to Franchisors same right of first refusal. Franchisor will have 15 days following Franchisors receipt of the modified offer to make Franchisors decision.

12(g) Change of Control: A “Change in Control” occurs at the time of the death, incapacity, withdrawal, stock redemption, or other elimination of a Principal Owner.

12(h) Termination Due to Death or Incapacity: When a Change in Control occurs because of the death or incapacity of a Principal Owner (and there is no remaining Principal Owner) this Agreement shall terminate ninety (90) days after the occurrence. No later than 30 days prior to the termination, the successors or heirs, if any, of the deceased or incapacitated Principal Owner may apply to Franchisor for a franchise license to continue operating the Business and at least one Principal Owner must attend Franchisors then-current training programs. Franchisors approval will not be unreasonably withheld.

13. RENEWAL OF AGREEMENT

13(a) Renewal: Unless Franchisor has reason to terminate this Agreement for cause, or Franchisor agrees to purchase Franchisee assets, Franchisor will renew the franchise for an additional 10 year term (the “Renewal Term”) contingent upon each of the following factors:

(1) At least 180 days prior to the Scheduled Expiration Date Franchisor will provide Franchisee with a written renewal notice (the “Renewal notice”), confirming Franchisors offer to renew the franchise.

(2) No less than 30 days following Franchisee receipt of the Renewal notice, Franchisee must provide Franchisor with Franchisee written confirmation regarding Franchisee intent to renew, or not to renew, the franchise (“Renewal Intent”).

(3) If Franchisee elect to renew, at least 30 days prior to the Scheduled Expiration Date, Franchisee and Franchisee Principal Owners must execute Franchisors then-current form of franchise agreement and all other related documents required by Franchisor at that time (cumulatively the “Renewal Documents”). Franchisee and Franchisee Principal Owners acknowledge that the Renewal Documents may contain terms and conditions that are significantly different from this Agreement. In addition, the parties agree to execute a mutual release which is intended to release any and all claims the parties may have against each other arising out of or related to this Agreement. The release however will not purport to release the parties from any future claims arising out of or related to the Renewal Documents.

(4) Franchisee may not be in material default of this Agreement as of the scheduled renewal date.

(5) All monetary obligations Franchisee owes to Franchisor under this Agreement, or any other Agreement between Franchisee and Franchisor, must be paid current as of the scheduled renewal date.

(6) Those individuals that Franchisor identifies in the Renewal notice (whether a Principal Owner, Manager, and/or Staff Employee), must successfully complete Franchisors then-required’ training concerning the operation of the Business within the first 180 days following the scheduled renewal date.

14. NON-RENEWAL OF AGREEMENT

14(a) Non-Renewal notice Requirement: If Franchisee does not desire to renew the franchise at the end of the then-current Renewal term, Franchisee must inform Franchisor, in writing (the “Non-Renewal notice”) no later than 30 days after Franchisee receipt of the Renewal notice, In all cases, if Franchisee opts for non-renewal, Franchisee must enter into Franchisors then-current exit agreement at least 30 days prior to the Scheduled Expiration Date. The exit agreement may, at Franchisors sole option, provide that Franchisor may step in on or before the Scheduled Expiration Date and continue to operate one or more Locations licensed under this Agreement.

14(b) Continued Service Required to End of Term: The parties agree that it is imperative that the goodwill of Clearpoint and the Network be protected. Therefore, Franchisee agrees to continue to service Clients, Job-seekers, and Field Employees, up to and including the day of the Scheduled Expiration Date. Franchisor is entitled to all Royalty, Ad Fund, and any other payments and other monies owed and accruing up to and including the Scheduled Expiration Date.

15. TERMINATION

15(a) Termination for Failure to Cure Breach: Except as otherwise provided in subsection 15(b), when Franchisee receives a written notice from Franchisor Informing Franchisee that Franchisee has failed to comply with the terms of this Agreement (as supplemented by the Materials), Franchisee will have 10 consecutive days (or such other time frame as required by law) to cure the breach to Franchisors satisfaction. If Franchisee do not cure the breach within the applicable time period, this Agreement may terminate without further notice to Franchisee. In addition, if the breach is due to Franchisee failure to timely pay monies due Franchisor, Franchisor reserve the right to file a delinquency report with all appropriate credit reporting agencies.

15(b) Termination Without Opportunity to Cure Breach: After any one or more of the following events described below, Franchisor may, in Franchisors sole discretion, terminate this Agreement without providing Franchisee any opportunity to cure the breach, and the termination is effective when Franchisee receive Franchisors written notice.

(1) Franchisee fails to open the Business as required under subsection 6(a) or the Business is closed for 5 consecutive Business Days.

(2) Franchisee or any Principal Owner is convicted of, or pleads no contest to, a felony, a crime involving moral turpitude, or any other crime or offense that is likely, in Franchisors sole opinion, to adversely affect the Network, the Clearpoint Property, or Franchisors interest in them.

(3) Franchisee or any Principal Owner attempts to transfer or transfers, with or without remuneration, any of the material assets of the Business, the Clearpoint Property, any rights or obligations under this Agreement, or any Ownership Interest in Franchisee without first obtaining Franchisors written approval

(4) Franchisee or any Principal Owner fail to comply with any Confidentiality Agreement and/or non-disclosure agreement or fails to comply with any of the provisions of this Agreement related to: (i) Non-Disclosure of Confidential Information, (ii) Protection of Confidential Information, (iii) Treatment of Personnel, (iv) operation of the Business from a Clearpoint Approved location, (v) maintaining uninterrupted required insurance coverage, (vi) Credit and Collections, or (vii) Rules Governing Unfair Trade Practices.

(5) Franchisee or any Principal Owner uses in any unauthorized manner or discloses to any unauthorized party, the Clearpoint Property and/or any third party software sublicensed through Clearpoint to Franchisee.

(6) Franchisee or any Principal Owner (i) acts in any way inconsistent with being a business separate from Clearpoint; (ii) commits any unauthorized acts involving Clearpoint; (iii) commits any act or pursues any course of conduct that brings the Program, the Network, or the Proprietary Marks into disrepute; (iv) participates in any fraudulent activity, including any fraudulent reporting, of financial or operational information to Franchisor; (v) willfully or negligently misclassifies Field Employees for worker’s compensation reporting and charge purposes, (vi) permits Field Employees to perform prohibited services or (viii) permits Field Employees to be employed in job classifications that are prohibited as instructed by Franchisor.

(7) Franchisee loses legal control of the assets, business affairs, or freedom of action with respect to the Business.

(8) Franchisee is (i) adjudicated as bankrupt or insolvent, (ii) all or a substantial part of the assets are assigned to, or for, the benefit of any creditor, (iii) a petition in bankruptcy is filed by or against Franchisee and is not immediately contested and dismissed within 60 days from filing, (iv) a bill in equity or other proceeding for the appointment of a receiver or other custodian of Franchisee, the Business or assets of either is filed and consented to by Franchisee, (v) a receiver or other custodian (permanent or temporary) of Franchisee assets or property, or any part thereof, is appointed by any court of competent jurisdiction, (vi) proceedings for a composition with creditors under any state or federal law are instituted by or against Franchisee, (vii) Franchisee is dissolved, and/or (viii) execution is levied against Franchisee or the real or personal property of the Business is scheduled to be sold after levy thereon by any governmental body or agency, sheriff, marshal or constable.

(9) Franchisee has converted Franchisors funds as described in subsection 9(f)(2) of this Agreement.

(10) Franchisee or any Principal Owner commits 2 material breaches under this Agreement within a 12 month period, whether or not such breaches have been cured after Franchisee receipt of Franchisors written notice.

15(c) Cease Operations: If Franchisee fail to cure the breach, Franchisee must immediately cease operating the Business and comply with the post termination obligations contained in Sections 16 and 17.

15(d) Cross Default: If any of Franchisee subsidiaries or affiliates authorized to operate one or more Businesses under this Agreement comments any breach described herein, the breach shall effect all members of this Agreement. In addition, if any Principal Owner is a Principal Owner in another Clearpoint franchise, a breach of the other franchisee’s franchise agreement or attendant agreements shall be a breach of this Agreement and vice versa.

15(e) Inability to Perform at a Specific location:

(1) This Agreement provides for the potential operation of multiple Business locations during the term. If Franchisee operates more than one Business, and Franchisor finds Franchisee cannot perform under this Agreement for one particular Location, Franchisee must obtain Franchisors prior written consent to either merge the Business into one of Franchisee’s other Locations, or close the Business in accordance with the terms provided herein.

(2) At least 90 days prior to taking any action concerning the subject Location, Franchisee must provide Franchisor with Franchisee written notice regarding Franchisee intentions to either merge the Business or close the Business. Franchisee agrees that all terms contained in subsections 15(f) and 15(g) below will apply in like manner to the subject Location, except however (i) if Franchisor agrees to allow Franchisee to rescind Franchisee notice Franchisee agrees to execute the required re-instatement documents, including a mutual release by the parties, and Franchisee shall pay a $5,000 re-instatement fee to Franchisor, or (ii) if Franchisee fails to operate the Business for the required 90 day period, Franchisor will be entitled to liquidated damages in an amount equal to the Royalties due and payable for the 9 month period immediately preceding the time Franchisee ceased operation of the subject Location.

15(f) Inability to Perform Under the Agreement

(1) In the event Franchisee cannot perform under this Agreement, despite Franchisee best efforts, and provided Franchisee is in compliance with all of the terms and conditions of this Agreement, Franchisee may voluntarily terminate this Agreement by providing Franchisor with a 180 days prior written notice detailing Franchisee intentions. The notice to voluntarily terminate this Agreement is irrevocable upon Franchisors receipt, and the option to allow Franchisee to rescind any such voluntary notice of termination shall be at Franchisors sole discretion. If Franchisor approves Franchisee request to rescind Franchisee notice to terminate, Franchisee agrees to execute the required re-instatement documents, including a mutual release by the parties, and Franchisee shall pay a $10,000 re-instatement fee to Franchisor. Similarly, the provisions of this subsection 15(f) shall apply should Franchisee elect to rescind Franchisee notice of renewal described in subsection 13(a)(2), except however Franchisee agrees to execute Franchisors required termination documents, including a mutual release by all parties, and pay Franchisor all monies due under this Agreement at that time.

(2) Franchisee written notice must contain all of the information required to be provided to Franchisor in subsections 16(a)(12) and 16(a)(13) below.

(3) The parties agree that the date Franchisor receives Franchisee written notice is referred to as the “Voluntary notice Date”, and the scheduled date to cease operations under this Agreement is 180 days following Franchisors receipt of Franchisee voluntary notice (the “Termination Date”). Franchisee automatically releases certain rights in effect as of the Voluntary notice Date such as participation in any special programs or qualification for any economic incentives Franchisor may provide at the time. Franchisee agrees in order to protect Franchisors goodwill and to reasonably arrange to continue to service Clients, Job-seekers and Field Employees, Franchisee will use Franchisee’s best efforts to continue to perform under this Agreement for the entire 180 day notice period. Further, Franchisee acknowledge that Franchisor is entitled to all Royalties, Ad Fund contributions, and any other monies owed and accruing up to an including the Termination Date.

(4) Franchisor shall have 90 days following the Voluntary notice Date to inform Franchisee as to whether or not Franchisor, or our designee, elect to purchase any or all of Franchisee assets pursuant to subsection 16(a)(11).

15(g) Liquidated Damages:

(1) If this Agreement is terminated under subsections 15(a) or 15(b), or if Franchisee fails to provide Franchisor the required notice described in subsections 15(e) or 15(f), or if Franchisee fails to operate the Business for any period prior to the Termination Date, Franchisee agrees to compensate Franchisor for the reasonable costs, expenses, and losses, Franchisor incurred in connection with such termination or cessation. Franchisors expenses may include without limitation the (i) costs of soliciting, locating, qualifying and training a replacement franchisee, (ii) loss of any Field Employees and/or Clients, and (iii) loss of revenue Franchisor would otherwise receive as a result of Franchisee continued operation of the Business. The parties agree that such expenditures and losses may be uncertain and difficult to ascertain and therefore agree that the compensation specified below reasonably represents such expenditures and losses and is not a penalty. Therefore, Franchisee agrees to pay Franchisor an amount equal to the Royalty due and payable by Franchisee for the 18 month period immediately preceding the date Franchisee ceased operating the Business or if the Business has not been operated for an 18 month period, an amount equal to the average monthly amounts due during the time the Business was operated multiplied by 18. This subsection 15(g) shall not be construed as Franchisors sole election of remedies and shall not prejudice Franchisors rights to pursue other remedies under this Agreement, including seeking damages and/or injunctive relief for any violation of Sections 7 and 17, or damages for the conversion of Field Employees or the continued solicitation of Clients in violation of subsection 17(c)(3).

16. TERMINATION DUTIES:

16(a) Termination Duties: If this Agreement terminates for any reason, voluntarily or involuntarily, Franchisee and Franchisee Principal Owners, jointly and severally, to the extent permitted by law, shall immediately and expeditiously comply with each of the following requirements:

(1) Stop using all Clearpoint Property or any variation or colorable imitation of any component, and refrain from identifying, promoting or advertising Yourselves as a member of the Clearpoint Network or former Clearpoint franchisee, or as formerly associated with Clearpoint in any manner (including the display of any Clearpoint related diplomas, awards, plaques, or other similar paraphernalia).

(2) Stop using all software licensed or sublicensed by Franchisor to Franchisee.

(3) Cancel all filings or authorizations to operate under the Proprietary Marks, Domain Names or any colorable imitation of them pursuant to a fictitious name statute or any similar statute. Within 30 days following the termination Franchisee must submit written evidence of such cancellation to Franchisor.

(4) Assign all Domain Names or other identifications related to the Program to Franchisor without delay.

(5) No later than 3 days following the termination, deliver to Franchisor, at Franchisee expense, all originals and copies of the Clearpoint Property and any software licensed or sublicensed by Franchisor to Franchisee. Further, Franchisee shall not make, retain or use any copy of the Clearpoint Property or any software licensed or sublicensed by Franchisor to Franchisee.

(6) Pay in full all liabilities of the Business, including, rent, telephone, leases, salaries, vendors, and other claims.

(7) Franchisee will not contest that for a period of 90 days following the termination of this Agreement, Franchisor will use Franchisee Bad Debt Reserve to cover the negative balance, if any, of Franchisee Distribution Account, and/or any other amounts due Franchisor under this Agreement, including liquidated damages, if applicable.

(8) Cease using all Listings for any purpose whatsoever. Franchisee may not enter any “call forwarding” or similar instruction with Franchisee service provider to circumvent this provision. In addition, at Franchisors election, Franchisee must execute all forms and documents required by Franchisor and Franchisee service provider to either cancel the Listings or transfer the service and the Listings to Franchisor. For purposes of this Agreement, “Listings” means, all office telephone numbers, cellular and facsimile numbers, related Yellow Pages listings/advertisements or other business listings or directories, e-mail addresses, Internet web sites, Internet directories, Internet chat rooms, and all Internet meta keywords, and any other similar components identifying the Business which is accessible by the general public. The obligations of this Section 16 shall survive the termination of this Agreement.

(9) If the Location is leased, Franchisor may, at Franchisors option, provide written notice to Franchisee requiring Franchisee to assign Franchisee interest in any lease or sublease for the Location to Franchisor. Franchisor may exercise this option up to 30 days following the termination of this Agreement. Franchisee agrees to remain liable for all obligations arising prior to the date of the assignment.

(10) If Franchisor do not assume the lease, Franchisee must, at Franchisee expense, remove all signs bearing the Proprietary Marks and make such modifications to the premises as Franchisor deems necessary to clearly distinguish it from any personnel business operating under the Program. Franchisor has the right to enter the Location, without being guilty of any crime or tort, to make, or cause to be made, at Franchisee expense, the changes and modifications required by this Agreement. Franchisee agrees to pay Franchisors incurred costs upon demand.

(11) Franchisor may, at Franchisors sole option, require Franchisee to sell to Franchisor any or all of Franchisee assets. The parties agree that the purchase price shall equal the lesser of (i) fair market value, or (ii) 3 times Franchisee annual pre-tax earnings for the subject Business for Franchisee most recently completed fiscal year as computed in accordance with GAAP. If Franchisor cannot agree on a fair market value prior to the Termination Date, the parties agree the fair market value shall be determined by a qualified independent appraiser; selected by Franchisor. Once the value is established, Franchisee shall execute Franchisors required Asset Purchase Agreement. Franchisor has the right to deduct from the purchase price any sums owing from Franchisee under this Agreement or any other agreements between Franchisee and Franchisor, and Franchisors reasonable related expenses incurred (including attorneys’ fees). The sale shall occur on or before the Termination Date, or such other date as the parties may agree. In addition, Franchisor may require one or more of Franchisee Principal Owners to enter into Franchisors standard consulting agreement in order to provide certain services for Franchisor for a limited period of time. The purchase, if completed, is for the assets only and Franchisor will not assume any of Franchisee liabilities, except for those, if any, identified within the Asset Purchase Agreement.

(12) Franchisee acknowledges that all Client Accounts and Field Employees are Franchisors property. Franchisor may service or dispose of the Client Accounts in any manner Franchisor deem appropriate. Franchisee and Franchisee Principal Owners understand and agree that any solicitation by either of Franchisee of any Clients and/or Field Employees following the termination of this Agreement is a material breach of this Agreement for which Franchisor may seek all legal remedies. In addition, Franchisee must deliver to Franchisor such documents and/or instruments Franchisor deem necessary to evidence Franchisors ownership of the Client Accounts and to meet the requirements of all taxing and other government authorities. For the purpose of this Agreement, “Client Accounts” means all accounts or other established business relationships with every Client to whom Franchisee, through the operation of the Business, has provided staffing services or related products or services during the 2 year period prior to the termination or expiration (without renewal), or that placed a Job-order for the services offered by Franchisee during the 90 day period prior to the termination or expiration.

(13) Franchisee agrees to fully cooperate with Franchisor by providing Franchisor, or Franchisors designee, immediate access to Franchisee computer Program and computer hardware for the purpose of returning to Franchisor the Clearpoint Property and the Clearpoint licensed or sublicensed computer software contained within it. Franchisor will provide to Franchisee a voucher insuring the safe and timely return of Franchisee computer hardware. Franchisor will retrieve the names, addresses, and telephone numbers of all Client Accounts, as well as all Job-seekers, and Field Employees used or contacted by Franchisee through the operation of the Business during the 2 year period prior to the termination or expiration (without renewal) of this Agreement. Franchisor will transfer the information directly from Franchisee computer to ClearPoint, and then return the computer hardware to Franchisee.

(14) All Confidential Information shall remain Franchisors exclusive property. Therefore, Franchisee and Franchisee Principal Owners must preserve forever in confidence all written, electronic or otherwise tangible Confidential Information for Franchisors benefit, and never use, disclose, or misappropriate, directly or indirectly, any Confidential Information to Franchisors and/or any successor franchisee’s competitive disadvantage or economic injury.

(15) If Franchisee or Franchisee Principal Owners fail to comply with all post-termination obligations, Franchisee obligation to provide Franchisor with monies due, reports, records, Client Accounts, Confidential Information, licensed and/or sublicensed software and any other materials required in accordance with this Agreement shall be based on the later of the Termination Date or the date all such post-termination covenants have been fully complied with by the offending party.

16(b) Transfer of Staff Employees: Franchisor is not be obligated to hire any of Franchisee Staff Employees. However, if Franchisor request a transfer of any Staff Employee, and the Staff Employee is willing to transfer, Franchisee will assign the person’s employment contract to Franchisor.

16(c) Money Owed: The termination of this Agreement shall not release Franchisee from Franchisee obligations to pay all money due or owed under this Agreement unless Franchisee executes the Renewal Documents, all Billings that have not been collected will immediately be treated as Chargebacks and no Distribution Account amounts will be available to Franchisee until the Distribution Account balance subsequently becomes net positive, and Franchisee owes no other amounts to Franchisor.

16(d) Continued Effect of Agreement: Provisions of this Agreement that govern the parties’ conduct after termination shall continue in effect according to their terms after termination or expiration.

17. RULES GOVERNING UNFAIR TRADE-PRACTICES

17(a) Covenants Regarding Unfair Trade Practices: Franchisee and Franchisee Principal Owners each agree that, among other things, the training, trade secrets and Confidential Information Franchisee receive or procure provide a competitive advantage and each component is valuable to Franchisee In operating the Business. Gaining access to such training, trade secrets and Confidential Information is a primary reason why Franchisee is entering into this Agreement. Therefore, in consideration for such training, trade secrets, Confidential Information and rights, Franchisee and Franchisee Principal Owners specifically make the covenants set forth in this Section 17.

17(b) No Competition During Term of This Agreement: During the term of this Agreement, neither Franchisee nor any Principal Owner shall directly or indirectly own, conduct, operate, organize, work for or consult for, or associate with any non-Clearpoint staffing business located within the United States, its territories or commonwealths, or any other country, province or geographical area. This subsection 17(b) shall not apply to the ownership of less than 1% of the equity securities of a publicly held corporation. In addition, the applicable restrictions as described in Attachment 4 apply to all who have executed Attachment 4.

17(c) Post-Termination Unfair Competition and Unfair Trade Practices: Upon the termination or non-renewal of this Agreement, Franchisee and/or Franchisee Principal Owners may operate a staffing business so long as Franchisee each comply accordingly with the terms set forth below. In addition, if an individual ceases to be a Principal Owner at any time during the term of. this Agreement, that individual may operate a staffing business so long as the individual also complies with the terms set forth below. Franchisee and Franchisee Principal Owners acknowledge and agree that noncompliance with these terms constitute unfair trade practices. In addition, the applicable restrictions as described in Attachment 4 apply to all who have executed Attachment 4.

(1) Franchisee and/or Franchisee Principal Owners shall not, directly .or indirectly, without Franchisors express written consent, either as an individual, counselor, recruiter, consultant, employee, manager, officer, director, shareholder or in any other capacity, use in any manner any part of the Clearpoint Property, including the use of any Confidential Information to do any of the acts set forth in. subsection 17(c)(3).

(2) Franchisee shall deliver to Clearpoint the information and materials described in subsections 16(a)(12), and 16(a)(13).

(3) Neither Franchisee nor Franchisee Principal Owners may, for a period of 2 years after the termination or non-renewal of this Agreement, (referred to as the “Termination Period”) directly or indirectly, for Yourselves or through, on behalf of or in conjunction with any person or business entity do any of the following, except as they relate to another business licensed or approved by Franchisor. In addition, no Principal Owner may for the 2 years following the date he/she ceased to be a Principal Owner do so.

(i) operate any staffing business at a location that is within a 10 mile radius from any Clearpoint location,

(ii) hire or seek to hire, or in any other manner attempt to influence, induce or encourage any Field Employee or Staff Employee of the Business, of any successor franchisee, and/or of ClearPoint to leave their employment;

(iii) contact, seek to contact, or do business with any individual or entity that was a

Client during the 2 year period prior to the Termination Period, or in any other manner attempt to solicit, influence, induce or encourage any Client to cease doing business with Franchisor and/or a successor franchisee;

(iv) procure or attempt to procure employment or placement of a Job-seeker that Franchisee procured, interviewed or attempted to procure, employ, or place during the 2 year period prior to the Termination Period;

(v) refer or attempt to refer any Job-seeker for employment on an existing or prospective Job-order that Franchisee procured or attempted to procure during the 2 year period prior to the Termination Period, or,

(vi) divert or attempt to divert, for Franchisee benefit or Franchisee Principal Owners’ benefit, or for the benefit of another staffing business, management search consultant, or other recruitment firm, any Job-seeker, Field Employee, or Job-order in existence on the beginning date of the Termination Period.

(4) Franchisee and Franchisee Principal Owners acknowledge and agree that the covenants described above are not intended to and would not prevent or materially impair any party from obtaining a livelihood in the staffing business during the Termination Period. Therefore, if Franchisee or one of Franchisee Principal Owners commit a breach of subsection 17(c)(3), the, 2 year period specified in subsection 17(c)(3) shall be tolled during the period of such breach.

17(d) Information Request: Franchisee and Franchisee Principal Owners shall supply such information as Franchisor may request in order to ascertain whether or not Franchisee each have complied with, or have violated, the confidentiality covenants contained in this Agreement. Franchisee each shall furnish the requested information to Franchisor within a reasonable time, but in no event later than 10 days following Franchisee receipt of Franchisors request

17(e) Injunctions: Franchisee and Franchisee Principal Owners acknowledge that a violation of any of the provisions of this Agreement related to the: (i) License Relationship, (ii) Materials, (iii) Confidential Information, (iv) Ownership Structure and Transfer, (v) Termination Duties, or (vi) Rules Governing Unfair Trade Practices, will use irreparable harm to Franchisor and the Network. Franchisee agrees that Franchisor have the right to seek injunctive or declaratory relief to remedy any actual or threatened violation of this Agreement specifically including the equitable remedy of specific performance.

17(f) Indirect Conduct: For the purpose of Section 16 and Section 17 herein, the parties agree that indirectly includes any acts committed by Franchisee, any Principal Owner, or their respective spouse, child, life partner, other dependent household members, officers, agents, employees, attorneys, estate, or heirs, and those persons in active concert or participation with them, it being the intent of the parties that such persons may not perform any act indirectly which would be prohibited if carried out directly by Franchisee. In addition, the parties agree that staffing business includes any business similar to that as set forth under the definition of Business in subsection 3(f).

18. GENERAL LEGAL MATTERS

18(a) GOVERNING LAW: THIS AGREEMENT TAKES EFFECT UPON ITS ACCEPTANCE BY US IN THE STATE OF PENNSYLVANIA. IN AN EFFORT TO PROMOTE CONSISTENCY WITHIN THE NETWORK, WITH RESPECT TO ALL CLAIMS, CONTROVERSIES, DISPUTES OR ACTIONS RELATED TO THIS AGREEMENT OR THE RELATIONSHIP CREATED THEREBY, THIS AGREEMENT SHALL BE INTERPRETED, ENFORCED AND GOVERNED BY THE LAW OF THE STATE OF PENNSYLVANIA. PENNSYLVANIA LAW SHALL PREVAIL IN THE EVENT OF ANY CONFLICT OF LAW, EXCEPT TO THE EXTENT GOVERNED BY THE UNITED STATES TRADEMARK ACT OF 194E (LANHAM ACT, 15 U,S.C., SECTION 1501, ET SEQ.).

18(b) MEDIATION:

(1) THE PARTIES AGREE TO SUBMIT ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THE FRANCHISE, YOUR OPERATION OF THE BUSINESS, THIS AGREEMENT, OR ANY OTHER AGREEMENT BETWEEN US, OR OUR AFFILIATES, AND YOU TO NON-BINDING MEDIATION PRIOR TO FILING SUCH CLAIM, CONTROVERSY OR DISPUTE IN ARBITRATION OR A COURT.

(2) THE MEDIATION SHALL BE CONDUCTED THROUGH EITHER AN INDEPENDENT MEDIATOR OR A MEDIATOR APPOINTED BY A MEDIATION SERVICES ORGANIZATION OR BODY EXPERIENCED IN THE MEDIATION OF DISPUTES BETWEEN FRANCHISORS AND FRANCHISEES AGREED UPON BY THE PARTIES. FAILING SUCH AGREEMENT WITHIN 15 DAYS OF TIME AFTER EITHER PARTY HAS RESOURCESIFIED THE OTHER IN WRITING OF ITS DESIRE TO SEEK MEDIATION, THE MEDIATION SHALL BE CONDUCTED THROUGH A MUTUALLY AGREED MEDIATOR.

(3) THE COSTS AND EXPENSES OF MEDIATION, INCLUDING COMPENSATION AND EXPENSES OF THE MEDIATOR, SHALL BE BORNE BY THE PARTIES EQUALLY.

(4) THE PARTIES ARE UNABLE TO RESOLVE THE CLAIM, CONTROVERSY OR DISPUTE WITHIN 90 DAYS AFTER THE MEDIATOR HAS BEEN APPOINTED, THEN THE DISPUTE SHALL AUTOMATICALLY BE REFERRED TO ARBITRATION UNDER SUBSECTION 18(c).

(5) RESOURCES WITHSTANDING THE FOREGOING, WE MAY, IN OUR SOLE DISCRETION, BRING AN ACTION FOR (i) MONIES OWED, (ii) INJUNCTIVE OR OTHER EXTRAORDINARY OR EQUITABLE RELIEF, (iii) SPECIFIC PERFORMANCE, OR (iii) THE POSSESSION OR DISPOSITION OF, OR OTHER RELIEF RELATING TO, REAL PROPERTY IN A COURT HAVING JURISDICTION AND IN ACCORDANCE WITH SUBSECTIONS 18(c)(3) AND 18(d), WITHOUT FIRST SUBMITTING SUCH ACTION TO MEDIATION.

18(c) ARBITRATION:

(1) THE PARTIES AGREE THAT ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THE FRANCHISE, YOUR OPERATION OF THE BUSINESS, THIS AGREEMENT, OR ANY OTHER AGREEMENT BETWEEN US, OR OUR AFFILIATES, AND YOU, THAT CAN RESOURCES BE AMICABLY SETTLED AMONG THE PARTIES OR THROUGH MEDIATION SHALL, EXCEPT AS SPECIFICALLY SET FORTH HEREIN AND IN SUBSECTION 18(d), BE REFERRED TO ARBITRATION.

(2) THE ARBITRATION SHALL BE CONDUCTED THROUGH AN ORGANIZATION OR BODY EXPERIENCED IN THE ARBITRATION OF DISPUTES BETWEEN FRANCHISORS AND FRANCHISEES AGREED UPON BY THE PARTIES.

(3) FAILING SUCH AGREEMENT WITHIN 15 DAYS AFTER ONE PARTY. HAS RESOURCESIFIED THE OTHER PARTY IN WRITING OF ITS INTENTION TO ARBITRATE, ARBITRATION SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”), OR ITS SUCCESSOR, IN ACCORDANCE WITH THE COMMERCIAL RULES OF AAA OR ITS SUCCESSOR, AS AMENDED, EXCEPT THAT THE ARBITRATOR(S) SHALL APPLY THE FEDERAL RULES OF EVIDENCE. HOWEVER, IF SUCH RULES ARE IN ANY WAY CONTRARY TO OR IN CONFLICT WITH THIS AGREEMENT, THE TERMS OF THIS AGREEMENT SHALL CONTROL.

(4) ALL CLAIMS, CONTROVERSIES OR DISPUTES INVOLVING YOU MAY ONLY BE ARBITRATED ON AN INDIVIDUAL BASIS AND MAY RESOURCES BE CONSOLIDATED WITH ANY CLAIM, CONTROVERSY OR DISPUTE FOR OR ON BEHALF OF ANY OTHER

CLEARPOINT FRANCHISEE OR SUPPLIER.

(5) IF THE AMOUNT IN CONTROVERSY INVOLVES LESS THAN $100,000, THE PARTIES SHALL SELECT A SINGLE ARBITRATOR IN ACCORDANCE WITH THE LIST AND STRIKE PROVISIONS OF THE AAA RULES. IF THE AMOUNT IN CONTROVERSY INVOLVES $100,000 OR MORE, A THREE-PERSON PANEL OF ARBITRATORS SHALL BE SELECTED.

(6) TO SELECT A THREE PERSON PANEL, THE PARTIES SHALL EACH SELECT ONE ARBITRATOR. IF THE PARTY UPON WHOM THE DEMAND FOR ARBITRATION IS SERVED FAILS TO SELECT AN ARBITRATOR WITHIN 15 DAYS AFTER THE RECEIPT OF THE DEMAND FOR ARBITRATION, THEN THE ARBITRATOR SO DESIGNATED BY THE PARTY REQUESTING ARBITRATION SHALL ACT AS THE SOLE ARBITRATOR TO RESOLVE THE CONTROVERSY AT HAND. OTHERWISE, THE TWO ARBITRATORS DESIGNATED BY THE PARTIES SHALL SELECT A THIRD ARBITRATOR. IF THE TWO ARBITRATORS DESIGNATED BY THE PARTIES FAIL TO SELECT A THIRD ARBITRATOR WITHIN 15 DAYS, THE THIRD ARBITRATOR SHALL BE SELECTED BY THE ORGANIZATION AGREED UPON OR AAA OR ANY SUCCESSOR THERETO, UPON APPLICATION BY EITHER PARTY. ALL OF THE ARBITRATORS SHALL BE EXPERIENCED IN THE ARBITRATION OF DISPUTES BETWEEN FRANCHISORS AND FRANCHISEES, BUT THE PERSON SELECTED MAY RESOURCES HAVE SERVED AS THE MEDIATOR OF THE DISPUTE SUBMITTED TO ARBITRATION AS PROVIDED BY SUBSECTION 17(b) ABOVE.

(7) THE ARBITRATION SHALL TAKE PLACE IN PHILADELPHIA, PA OR THE CURRENT CITY AND STATE WHERE OUR CORPORATE HEADQUARTERS IS LOCATED AT THE TIME THE DISPUTE IS SUBMITTED TO ARBITRATION.

(8) THE AWARD OF THE ARBITRATORS SHALL BE FINAL AND JUDGMENT UPON THE AWARD RENDERED IN ARBITRATION MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATORS SHALL BE REQUIRED TO SUBMIT WRITTEN FINDINGS OF FACT AND CONCLUSIONS OF LAW AND A WRITTEN EXPLANATION AND CALCULATION OF THE AMOUNT AWARDED (IF APPLICABLE) WITHIN 30 BUSINESS DAYS FOLLOWING THE FINAL HEARING SESSION OF THE ARBITRATORS.

(9) THE COSTS AND EXPENSES OF ARBITRATION MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF, THE COSTS AND EXPENSES OF ARBITRATION, INCLUDING COMPENSATION AND EXPENSES OF THE ARBITRATORS, SHALL BE BORNE BY THE PARTIES AS THE ARBITRATORS DETERMINE. EACH PARTY FURTHER AGREES THAT, UNLESS APPLICABLE LAW PROHIBITS SUCH LIMITATION, NEITHER PARTY SHALL BE LIABLE FOR PUNITIVE OR EXEMPLARY DAMAGES, AND THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD THE SAME. ANY AWARD OF PUNITIVE OR EXEMPLARY DAMAGES BY THE ARBITRATOR(S) IS OUTSIDE OF AND IN VIOLATION OF THIS AGREEMENT TO ARBITRATE DISPUTES.

(10) IF WE DESIRE TO SEEK SPECIFIC PERFORMANCE OR OTHER EXTRAORDINARY OR EQUITABLE RELIEF INCLUDING, BUT RESOURCES LIMITED TO, INJUNCTIVE RELIEF UNDER THIS AGREEMENT AND ANY AMENDMENTS THERETO, THEN ANY SUCH ACTION SHALL RESOURCES BE SUBJECT TO MANDATORY ARBITRATION AND WE SHALL HAVE THE RIGHT TO BRING SUCH ACTION AS DESCRIBED IN SUBSECTION 17(d). IN ADDITION, ANY ARBITRATOR APPOINTED PURSUANT TO THE TERMS OF THIS AGREEMENT, SHALL HAVE THE AUTHORITY TO ENTER AN AWARD FOR SPECIFIC PERFORMANCE OR OTHER EXTRAORDINARY OR EQUITABLE RELIEF IF SPECIFICALLY SOUGHT BY A PARTY.

(11) IN PROCEEDING WITH ARBITRATION AND IN MAKING DETERMINATIONS HEREUNDER, THE ARBITRATORS SHALL RESOURCES EXTEND, MODIFY OR SUSPEND ANY TERMS OF THIS AGREEMENT OR THE REASONABLE STANDARDS OF BUSINESS PERFORMANCE AND

OPERATION ESTABLISHED BY US IN GOOD FAITH. RESOURCESICE OF OR DEMAND FOR ARBITRATION SHALL RESOURCES STAY, POSTPONE OR RESCIND THE EFFECTIVENESS OF ANY TERMINATION OF THIS AGREEMENT OR SUSPEND THE OPERATION OF OR EFFECT OF ANY TERM OF THE AGREEMENT.

18(d) VENUE:

(1) EXCEPT AS STATED ABOVE, AND IN THIS SUBSECTION OR PRECLUDED BY STATE LAW IN THE STATE IN WHICH THE BUSINESS IS LOCATED, WITH RESPECT TO ALL CLAIMS SET FORTH ABOVE IN SUBSECTION 18(c) (ARBITRATION), OR WHICH AS A MATTER OF LAW OR PUBLIC POLICY CAN RESOURCES BE SUBMITTED TO ARBITRATION, YOU AND YOUR PRINCIPAL OWNERS HEREBY IRREVOCABLY SUBMIT YOURSELVES TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS AND THE FEDERAL DISTRICT COURT WHERE WE HAVE OUR PRINCIPAL CORPORATE HEADQUARTERS.

(2) YOU AND YOUR PRINCIPAL OWNERS HEREBY WAIVE ALL QUESTIONS OF PERSONAL JURISDICTION FOR THE PURPOSE OF CARRYING OUT THIS PROVISION. YOU AND YOUR PRINCIPAL OWNERS HEREBY AGREE THAT SERVICE OF PROCESS MAY BE MADE UPON ANY OF YOU IN ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP CREATED BY THIS AGREEMENT BY ANY MEANS ALLOWED BY SUCH STATE OR FEDERAL LAW.

(3) YOU AND YOUR PRINCIPAL OWNERS FURTHER AGREE, EXCEPT AS OTHERWISE. SET FORTH HEREIN THAT EXCLUSIVE VENUE FOR ANY PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP CREATED THEREBY SHALL BE THE COUNTY WHERE WE HAVE OUR CORPORATE HEADQUARTERS; PROVIDED, HOWEVER, WITH RESPECT TO ANY ACTION (i) FOR MONIES OWED, (ii) FOR INJUNCTIVE OR OTHER EXTRAORDINARY OR EQUITABLE RELIEF (INCLUDING SPECIFIC PERFORMANCE), OR (iii) INVOLVING POSSESSION OR DISPOSITION OF, OR OTHER RELIEF RELATING .TO REAL PROPERTY, WE MAY BRING SUCH ACTION IN ANY STATE OR FEDERAL DISTRICT COURT WHICH HAS JURISDICTION.

18(e) MUTUAL BENEFIT: THE PARTIES ACKNOWLEDGE THAT (1) EACH PARTY’S AGREEMENT REGARDING APPLICABLE STATE LAW AND FORUM SET FORTH IN SUBSECTION 18(a) AND SUBSECTION 18(d) PROVIDE THE MUTUAL BENEFIT OF UNIFORM INTERPRETATION OF THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP CREATED BY THIS AGREEMENT, (ii) THE RECEIPT AND SUFFICIENCY OF MUTUAL CONSIDERATION FOR SUCH BENEFIT, AND (iii) THE PROVISIONS REGARDING APPLICABLE STATE LAW AND FORUM HAVE BEEN NEGOTIATED FOR IN GOOD FAITH AND ARE PART OF THE BENEFIT OF THE BARGAIN REFLECTED BY THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE EXECUTION OF THIS AGREEMENT AND ACCEPTANCE OF THE TERMS BY THE PARTIES OCCURRED AT OUR CORPORATE HEADQUARTERS. THE PARTIES FURTHER ACKNOWLEDGE THAT YOUR PERFORMANCE OF CERTAIN OBLIGATIONS ARISING UNDER THIS AGREEMENT, INCLUDING, BUT RESOURCES LIMITED TO, THE PAYMENT OF MONIES DUE HEREUNDER, SHALL OCCUR WHERE OUR CORPORATE HEADQUARTERS IS LOCATED AT THE TIME SUCH OBLIGATION IS DUE.

18(f) AMENDMENTS TO FRANCHISE AGREEMENT: EXCEPT FOR THOSE AMENDMENTS PERMITTED TO BE MADE UNILATERALLY BY US HEREUNDER, ANY CHANGES OR MODIFICATIONS TO THIS AGREEMENT, OR SPECIFIC WAIVERS OF RIGHTS, SHALL BE MADE ONLY IN WRITING EXECUTED BY AUTHORIZED OFFICERS OR AGENTS OF EACH PARTY. YOU AND YOUR PRINCIPAL OWNERS ACKNOWLEDGE THAT NO OFFICER, AGENT OR FIELD EMPLOYEE OF OURS IS AUTHORIZED TO CHANGE OR MODIFY THIS AGREEMENT VERBALLY AND THAT YOU WILL RESOURCES RELY ON CONVERSATIONS OR OTHER COMMUNICATIONS WITH OFFICERS, AGENTS OR FIELD EMPLOYEES OF OURS RELATED TO

ANY CHANGE OR MODIFICATION OF THIS AGREEMENT.

18(g) Waivers: Attorney’s Fees: All waivers relating to this Agreement shall be strictly construed. In any litigation related to this Agreement or the operation of the Business, all costs and all reasonable attorney’s fees (including those for appeal) incurred as a result of the legal action shall be paid to the prevailing party by the other party.

18(h) Notices: Any notices required or permitted by this Agreement shall be in writing and shall be directed to either party at the respective last known business address, delivered prepaid in one of the following ways: (i) personally or by expedited delivery service, (ii) U.S. first-class postage prepaid mail, or (iii) facsimile or electronic mail (provided that the sender confirms the facsimile or electronic mail by sending an original confirmation copy by certified or registered mail or expedited delivery service within 3 Business Days after transmission). Any notice shall be deemed to have been given (i) in the case of personal delivery, at the time of personal delivery, (ii) in the case of facsimile or electronic mail, upon transmission (provided confirmation is sent as described above) or (iii) in the case of U.S. mail, 3 Business Days after the date of mailing.

18(i) Parties Bound: Assignment: This Agreement binds Franchisee, Franchisee Principal Owners, and their heirs, executors, administrators, successors, and assigns. Franchisor may assign this Agreement in whole or in part to any person or entity on written notice to Franchisee.

18(j) Severability: The provisions of this Agreement are severable, it being the intention of the parties that should any provision be found invalid, such invalidity shall not affect the remaining provisions, which shall remain in full force and effect as though such invalid provisions had not been contained in this Agreement.

18(k) Entire Agreement: This Agreement, any Rider, Attachment or Amendment hereto, shall be construed together and constitute the entire, full and complete agreement between the parties concerning the subject matter hereof, and shall supersede all prior agreements, if any. Franchisee hereby warrant and represent that no other representation has induced Franchisee or Franchisee Principal Owners to execute this Agreement, and there are no representations, inducements, promises or agreements, oral or otherwise, between the Franchisee and Franchisor not embodied herein, which are of any force or effect with reference to this Agreement. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing by all parties.

18(l) Force Majeure: Except for monies owed, if circumstances such as acts of nature, strikes, lockouts or other industrial disturbances, war, terrorist attacks, riot, epidemic, fire or other catastrophes or other forces beyond the control of the parties make it impossible for either or both of them to perform their obligations under this Agreement, the obligations will be suspended during the pendency of the circumstances. If through no fault of Yours the Business is damaged or destroyed by an event as described above, failure to operate the Business will not result in a breach of this Agreement, provided that Franchisee apply within 30 days after such event for Franchisors approval to relocate or reconstruct the premises and Franchisee diligently pursue such reconstruction or relocation. Such approval may be conditioned upon the payment of an agreed minimum fee to Franchisor during the period in which the Business is not In operation.

18(m) Rules of Construction: This Agreement shall be interpreted as follows: (i) nouns, pronouns, and variations of them refer to the masculine, feminine, neuter, singular, or plural as the context may require, (ii) headings and their numbers are solely for convenience and ease of reference, (iii) the words include, includes, or including mean including without limitation, and (iv) unless otherwise. noted, when the words of a term defined in this Agreement appear without initial capital letters, they shall be given a generic, rather than the defined interpretation.

18(n) Mutual Release: Franchisee and Franchisee Principal Owners expressly acknowledge that as a condition of obtaining Franchisors consent to take any action not allowed or provided for in this Agreement, to participate in any special programs not provided for in this Agreement or to take any action for which consent is required under this Agreement, including changing Franchisee business entity structure or the status of Franchisee Principal Owners or their Ownership Interest in Franchisee, Franchisor will require Franchisee and Franchisee Principal Owners to execute a mutual release In a form satisfactory to Franchisor of any and all existing claims against Franchisor, Franchisors affiliates, successors, assigns and designees and their respective managers, officers, agents, members, designees, and representatives, including claims arising under this Agreement and under any law.

18(o) Authorship: This Agreement will not be construed against either party due to authorship.

18(p) Multiple Counterparts: This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Further, facsimile signatures on counterparts of this Agreement are hereby accepted and acknowledged as though they were originals.

18(q) Further Execution: The parties shall, from time to time, on or after the Effective Date of this Agreement take such additional actions and execute such additional documents as may be necessary or appropriate, in Franchisors sole opinion, to give effect to the provisions of this Agreement.

18(r) Acceptance of Agreement: This offer is made upon Franchisee receipt and is extended for a period of time not to exceed 30 days following such receipt. The parties acknowledge and agree that this Agreement shall not be effective and binding until executed by Franchisor.

19. ACKNOWLEDGEMENTS

19(a) Franchisee and Franchisee Principal Owners each acknowledge and agree that:

(1) Prior to execution of this Agreement, Franchisee investigated the Program to Franchisee satisfaction and Franchisee had the opportunity to consult with appropriate legal and business advisors with respect to this Agreement and the potential benefits and risks of entering into this Agreement.

(2) Franchisee have not received and are not relying on any representations of any kind from Franchisor that are not contained in this Agreement or any other currently effective written agreement executed by Franchisee and Franchisor.

(3) Franchisor have not made any representations of any kind concerning Franchisee potential success, earnings, potential sales, gross revenues, distributions, income or operating costs relating to the Business.

(4) Franchisee received a complete copy of this Agreement and all related Riders, Attachments, Exhibits, and ancillary agreements at least 5 Business Days prior to the date on which Franchisee executed this Agreement.

20. GRANTED TERRITORY

GRANTED TERRITORY

Fairfield

1500 Oliver Road

Suite H

Fairfield, CA 94533

Hayward

24303 Southland

Hayward, CA 94545

Roseville

3300 Douglas Blvd

Suite 160

Roseville, CA 95661

Santa Rosa

520 Mendocino Ave

Suite 210

Santa Rosa, CA 95404

Stockton

Central Ave

Suite 225

Stockton, CA 95207

Napa

1443 Main Street

Suite B-130

Napa, CA 94558

Sacramento

2277 Fair Oaks Blvd

Suite 402

Sacramento, CA 95825

Miami

3785 NW 82nd Ave

Suite 117

Miami, FL 95825

Plantation

8430 W. Broward Blvd

Suite 250

Plantation, FL 33324

Ocala

2703 NE 14th Street

Suite 123

Ocala, FL 34470

South Orlando

6220 S. Orange Blossom Trail

Suite 140

Orlando, FL 32809

Largo (Tampa)

3690 east bay Drive

Suite V

Largo, FL 33771

IN WITNESS WHEREOF the parties have executed this Franchise-Management Agreement as of the Effective Date.

Franchisor:		Franchisee

ClearPoint Business Resources, Inc.		KOR Capital, LLC

By:	/s/ Chris Ferguson	By:	/s/ Kevin O’Donnell
Chris Ferguson, President		Kevin O’Donnell, Manager

WITNESS:		WITNESS:

Principal Owners of Franchisees: (Owners of more than 5%)